Exhibit 10.1

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of September 8, 2017

among

RETAIL OPPORTUNITY INVESTMENTS PARTNERSHIP, LP,
as the Borrower,

RETAIL OPPORTUNITY INVESTMENTS CORP.,
as the Parent Guarantor,

CERTAIN SUBSIDIARIES OF THE PARENT GUARANTOR IDENTIFIED HEREIN,
as the Subsidiary Guarantors,

KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent, Swing Line Lender and L/C Issuer,

PNC BANK, NATIONAL ASSOCIATION

and

U.S. BANK NATIONAL ASSOCIATION,
as Co-Syndication Agents

and

THE OTHER LENDERS PARTY HERETO

Arranged By:

KEYBANC CAPITAL MARKETS INC.,

PNC CAPITAL MARKETS LLC

and

U.S. BANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers

and

KEYBANC CAPITAL MARKETS INC.,

as Book Manager

Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS	1
1.01 Defined Terms	1
1.02 Other Interpretive Provisions	32
1.03 Accounting Terms	33
1.04 Rounding	34
1.05 Times of Day	34
1.06 Letter of Credit Amounts	34
1.07 Amendment and Restatement	34
ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS	35
2.01 Revolving Loans	35
2.02 Borrowings, Conversions and Continuations of Revolving Loans	35
2.03 Letters of Credit	37
2.04 Prepayments	49
2.05 Termination or Reduction of Commitments	50
2.06 Repayment of Loans	50
2.07 Interest	51
2.08 Fees	51
2.09 Computation of Interest and Fees	52
2.10 Evidence of Debt	52
2.11 Payments Generally; Administrative Agent’s Clawback	53
2.12 Sharing of Payments by Lenders	55
2.13 Extension of Maturity Date	56
2.14 Increase in Commitments	57
2.15 Cash Collateral	59
2.16 Defaulting Lenders	60
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY	63
3.01 Taxes	63
3.02 Illegality	67
3.03 Inability to Determine Rates	68
3.04 Increased Costs; Reserves on Eurodollar Rate Loans	69
3.05 Compensation for Losses	70
3.06 Mitigation Obligations; Replacement of Lenders	71
3.07 Survival	72
ARTICLE IV CONDITIONS PRECEDENT TO EFFECTIVENESS AND CREDIT EXTENSIONS	72
4.01 Conditions of Effectiveness	72
4.02 Conditions to all Credit Extensions	74
ARTICLE V REPRESENTATIONS AND WARRANTIES	74

-i-

(continued)

Page

5.01 Existence, Qualification and Power; REIT Status	75
5.02 Authorization; No Contravention	75
5.03 Governmental Authorization; Other Consents	75
5.04 Binding Effect	75
5.05 Financial Statements; No Material Adverse Effect	76
5.06 Litigation	76
5.07 No Default	76
5.08 Ownership of Property; Liens	77
5.09 Environmental Compliance	77
5.10 Insurance	78
5.11 Taxes	78
5.12 ERISA Compliance	78
5.13 Subsidiaries; Equity Interests	79
5.14 Margin Regulations; Investment Company Act	79
5.15 Disclosure	79
5.16 Compliance with Laws	80
5.17 Intellectual Property; Licenses, Etc	80
5.18 Solvency	80
5.19 Amendment to Note Purchase Agreement	80
5.20 Sanctions Laws and Regulations	81
5.21 EEA Financial Institutions	81
ARTICLE VI AFFIRMATIVE COVENANTS	81
6.01 Financial Statements	81
6.02 Certificates; Other Information	82
6.03 Notices	85
6.04 Payment of Obligations	85
6.05 Preservation of Existence, Etc	86
6.06 Maintenance of Property	86
6.07 Maintenance of Insurance	86
6.08 Compliance with Laws	86
6.09 Books and Records	86
6.10 Inspection Rights	87
6.11 Use of Proceeds	87
6.12 Additional Guarantors	87
6.13 REIT Status	87
6.14 Compliance With Material Contracts	88
6.15 Designation as Senior Debt	88
6.16 Intentionally Omitted	88
6.17 Public Company Status	88
ARTICLE VII NEGATIVE COVENANTS	88

-ii-

(continued)

Page

7.01 Liens	88
7.01A Other Matters Concerning UAP Properties	90
7.02 Intentionally Omitted	90
7.03 Indebtedness	90
7.04 Fundamental Changes	90
7.05 Dispositions	91
7.06 Change in Nature of Business	91
7.07 Transactions with Affiliates	92
7.08 Intentionally Omitted	92
7.09 Use of Proceeds	92
7.10 Financial Covenants	93
7.11 Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity	93
ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES	94
8.01 Events of Default	94
8.02 Remedies Upon Event of Default	96
8.03 Application of Funds	97
ARTICLE IX ADMINISTRATIVE AGENT	98
9.01 Appointment and Authority	98
9.02 Rights as a Lender	98
9.03 Exculpatory Provisions	99
9.04 Reliance by Administrative Agent	100
9.05 Delegation of Duties	100
9.06 Resignation of Administrative Agent	100
9.07 Non-Reliance on Administrative Agent and Other Lenders	101
9.08 No Other Duties, Etc.	101
9.09 Administrative Agent May File Proofs of Claim	102
9.10 Guaranty Matters	102
ARTICLE X MISCELLANEOUS	103
10.01 Amendments, Etc	103
10.02 Notices; Effectiveness; Electronic Communication	105
10.03 No Waiver; Cumulative Remedies; Enforcement	107
10.04 Expenses; Indemnity; Damage Waiver	108
10.05 Payments Set Aside	110
10.06 Successors and Assigns	110
10.07 Treatment of Certain Information; Confidentiality	116
10.08 Right of Setoff	117
10.09 Interest Rate Limitation	117
10.10 Counterparts; Integration; Effectiveness	118

-iii-

(continued)

Page

10.11 Survival of Representations and Warranties	118
10.12 Severability	118
10.13 Replacement of Lenders	119
10.14 Governing Law; Jurisdiction; Etc.	120
10.15 Waiver of Jury Trial	121
10.16 No Advisory or Fiduciary Responsibility	121
10.17 Electronic Execution of Assignments and Certain Other Documents	122
10.18 USA PATRIOT Act.	122
10.19 Dealings with the Borrowers	122
10.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions	123
ARTICLE XI GUARANTY	123
11.01 The Guaranty	123
11.02 Obligations Unconditional	124
11.03 Reinstatement	125
11.04 Certain Additional Waivers	125
11.05 Remedies	125
11.06 Rights of Contribution; Keepwell	125
11.07 Guarantee of Payment; Continuing Guarantee	126

-iv-

SCHEDULES

1.01       Existing Letters of Credit

2.01       Commitments and Applicable Percentages

5.06       Litigation

5.08       Real Property Assets

5.13       Subsidiaries; Other Equity Investments

7.01       Liens

10.02       Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

1.01       Assignment and Assumption

2.02       Revolving Loan Notice

2.03A       Swing Line Loan Notice

2.10       Revolving Note

2.10A       Swing Line Note

3.01       U.S. Tax Compliance Certificates

6.02       Compliance Certificate

6.12       Joinder Agreement

second AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is dated as of September 8, 2017, among RETAIL OPPORTUNITY INVESTMENTS PARTNERSHIP, LP, a Delaware limited partnership (the “Borrower”), RETAIL OPPORTUNITY INVESTMENTS CORP., a Maryland corporation (or any successor entity permitted under Section 7.04, the “Parent Guarantor”), certain subsidiaries of the Parent Guarantor as subsidiary guarantors in accordance with Section 6.12 (the “Subsidiary Guarantors”; and together with the Parent Guarantor, the “Guarantors”), each Lender (as defined below) from time to time party hereto and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent, Swing Line Lender and L/C Issuer.

The Borrower, the Guarantors, certain of the Lenders party hereto on the date hereof and the Administrative Agent entered into a First Amended and Restated Credit Agreement, dated as of August 29, 2012, as amended by that certain Notice Letter dated November 30, 2012, that certain First Amendment to First Amended and Restated Credit Agreement dated as of April 15, 2013, that certain Second Amendment to First Amended and Restated Credit Agreement dated as of August 30, 2013, that certain Third Amendment to First Amended and Restated Credit Agreement dated as of September 26, 2013, that certain Fourth Amendment to First Amended and Restated Credit Agreement dated as of December 12, 2014, that certain Fifth Amendment to First Amended and Restated Credit Agreement dated as of July 20, 2016, that certain Sixth Amendment to First Amended and Restated Credit Agreement dated as of August 24, 2016 and that certain Seventh Amendment to First Amended and Restated Credit Agreement dated as of September 16, 2016 (the “Existing Credit Agreement”); and

The Borrower, the Guarantors, the Lenders party hereto on the date hereof and the Administrative Agent desire to amend and restate the Existing Credit Agreement in its entirety and the Lenders and the Administrative Agent are willing to do so upon the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby amend and restate the Existing Credit Agreement in its entirety and covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01          Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Adjusted Net Operating Income” means, for any Real Property Asset for the most recently ended fiscal quarter, an amount equal to (a) the aggregate gross revenues from the operations of such Real Property Asset during such period minus (b) the sum of (i) all expenses and other proper charges incurred in connection with the operation of such Real Property Asset during such period (including real estate taxes, but excluding any actual management fees, debt service charges, income taxes and depreciation, amortization and other non-cash expenses) plus (ii) a management fee equal to the greater of (A) three percent (3%) of the aggregate gross revenues from the operations of such Real Property Asset during such period and (B) actual management fees paid to third parties in connection with such Real Property Asset during such period plus (iii) a replacement reserve of $0.0375 per square foot with respect to such Real Property Asset; provided that it is understood and agreed that for any Real Property Asset (x) acquired during the most recently ended fiscal quarter, the revenues included in clause (a) above and the expenses included in clause (b) above shall be an amount equal to the revenues and expenses attributable to such Real Property Asset during the days such Real Property Asset has been owned by the Parent Guarantor or a Subsidiary multiplied by a ratio equal to (I) 90 divided by (II) the number of days such Real Property Asset has been owned and (y) Disposed of during the most recently ended fiscal quarter, the revenues included in clause (a) above and the expenses included in clause (b) above shall be excluded.

“Administrative Agent” means KeyBank National Association in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.

“Aggregate Commitments” means the Commitments of all the Lenders. The initial amount of Aggregate Commitments in effect on the Closing Date is $600,000,000.

“Agreement” means this Second Amended and Restated Credit Agreement.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.16. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, as of any date of determination, a percentage per annum determined by reference to the Credit Rating Level as set forth below:

Pricing Level	Credit Rating Level	Eurodollar Rate Loans & Letters of Credit Fees	Base Rate Loans
I	Credit Rating Level 1	0.825%	0.00%
II	Credit Rating Level 2	0.90%	0.00%
III	Credit Rating Level 3	1.00%	0.00%
IV	Credit Rating Level 4	1.20%	0.20%
V	Credit Rating Level 5	1.55%	0.55%

The Applicable Rate for each Base Rate Loan shall be determined by reference to the Credit Rating Level in effect from time to time, and the Applicable Rate for any Interest Period for all Eurodollar Rate Loans comprising part of the same Borrowing shall be determined by reference to the Credit Rating Level in effect on the first (1st) day of such Interest Period; provided, however, that any change in the Applicable Rate resulting from the application of the Credit Rating Levels or a change in the Credit Rating Level shall be effective on the date on which the Administrative Agent receives written notice of the application of the Credit Rating Levels or written notice, pursuant to Section 6.03(f) or addressed to the Administrative Agent from the applicable Rating Agency, of a change in such Credit Rating Level, or otherwise confirms such change through information made publicly available by such Rating Agency so long as such notice is received or confirmation is made on or before 11:00 a.m., and if such notice is received or confirmation is made after such time any change in the Applicable Rate shall be effective on the following day.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means KeyBanc Capital Markets Inc., PNC Capital Markets LLC and U.S. Bank National Association, each in its capacity as joint lead arranger, and KeyBanc Capital Markets Inc., in its capacity as book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 1.01 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, with respect to any Person on any date, (a) in respect of any Capital Lease, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease, (c) in respect of any Securitization Transaction, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in respect of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent Guarantor and its Subsidiaries for the fiscal year ended December 31, 2016, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent Guarantor and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.05, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Administrative Agent as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Administrative Agent based upon various factors including Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a Revolving Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a Capital Lease on the balance sheet of that Person.

“Capitalization Rate” means 6.25%.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer (as applicable) and the Lenders, as collateral for L/C Obligations, or obligations of Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six (6) months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations and (e) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. The Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, publications, orders, guidelines and directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to have been adopted and gone into effect after the date of this Agreement regardless of when adopted, enacted or issued.

“Change of Control” means an event or series of events by which:

(a)                the Parent Guarantor fails to own eighty percent (80%) of the Voting Stock of the Borrower;

(b)               any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of forty percent (40%) or more of the Equity Interests of the Parent Guarantor entitled to vote for members of the board of directors or equivalent governing body of the Parent Guarantor on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); provided that, notwithstanding the above, unexercised warrants with respect to Equity Interests of the Parent Guarantor shall not be deemed to be ownership of Equity Interests of the Parent Guarantor unless and until such warrants are exercised; or

(c)                during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first (1st) day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and any rules, guidelines and regulations thereunder.

“Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning specified in Section 6.02.

“Compliance Certificate” means a certificate substantially in the form of Exhibit 6.02.

“Consolidated EBITDA” means, for any period, for the Parent Guarantor and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense for such period (including amortization of deferred financing costs, to the extent included in the determination of Consolidated Interest Expense), (ii) the provision for Federal, state, local and foreign income taxes payable by the Parent Guarantor and its Subsidiaries for such period, (iii) depreciation and amortization expense for such period, and (iv) other non-recurring non-cash expenses of the Parent Guarantor and its Subsidiaries and all non-recurring extraordinary losses, in each case reducing such Consolidated Net Income for such period, minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Parent Guarantor and its Subsidiaries for such period and (ii) all non-recurring non-cash items and all non-recurring extraordinary gains, in each case increasing Consolidated Net Income for such period.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the most recent fiscal quarter period ending on such date multiplied by four (4) to (b) Consolidated Fixed Charges for the most recent fiscal quarter ending on such date multiplied by four (4).

“Consolidated Fixed Charges” means, as of any date of determination, for the Parent Guarantor and its Subsidiaries on a consolidated basis, the sum of (a) Consolidated Interest Expense for such period plus (b) current scheduled principal payments of Consolidated Funded Indebtedness (excluding any payment of principal under the Loan Documents and any “balloon” payment or final payment at maturity that is significantly larger than the scheduled payments that preceded it) for such period plus (c) dividends and distributions that were required to be paid on preferred stock, if any for such period, in each case, as determined in accordance with GAAP.

“Consolidated Funded Indebtedness” means, as of any date of determination, Funded Indebtedness of the Parent Guarantor and its Subsidiaries on a consolidated basis plus, without duplication, the Parent Guarantor’s and Subsidiaries’ pro rata share of Funded Indebtedness of Unconsolidated Joint Ventures.

“Consolidated Interest Expense” means, for any period, for the Parent Guarantor and its Subsidiaries on a consolidated basis, the sum of all interest expense (whether paid, accrued or capitalized) and letter of credit fee expense, as determined in accordance with GAAP; provided that it shall (a) include the interest component under Capital Leases and Attributable Indebtedness under Securitization Transactions and (b) exclude the amortization of any deferred financing fees.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated Total Asset Value as of such date.

“Consolidated Net Income” means, for any period, for the Parent Guarantor and its Subsidiaries on a consolidated basis, the net income of the Parent Guarantor and its Subsidiaries for that period, as determined in accordance with GAAP.

“Consolidated Secured Indebtedness” means, as of any date of determination, for the Parent Guarantor and its Subsidiaries on a consolidated basis, Consolidated Funded Indebtedness that is subject to a Lien other than Non-Consensual Liens.

“Consolidated Secured Indebtedness Ratio” means, as of any date of determination, the ratio of (a) Consolidated Secured Indebtedness on such date to (b) Consolidated Total Asset Value on such date.

“Consolidated Total Asset Value” means, as of any date of determination, with respect to the Parent Guarantor and its Subsidiaries on a consolidated basis, the sum of (a) the quotient of (i) (x) an amount equal to (A) Adjusted Net Operating Income for the prior fiscal quarter minus (B) the aggregate amount of Adjusted Net Operating Income attributable to each Real Property Asset sold or otherwise Disposed of during such prior fiscal quarter minus (C) the aggregate amount of Adjusted Net Operating Income for the prior fiscal quarter attributable to each Real Property Asset acquired during the last four fiscal quarters multiplied by (y) four (4) divided by (ii) the Capitalization Rate, plus (b) with respect to each Real Property Asset acquired during such prior four fiscal quarters, the book value of such Real Property Asset; provided that the Borrower may, at its discretion, make a one-time irrevocable election to value a Real Property Asset acquired during the prior four fiscal quarters in an amount equal to (i) the quotient of (A) an amount equal to (y) the Adjusted Net Operating Income from such Real Property Asset multiplied by (z) four (4) divided by (B) the Capitalization Rate, plus (c) unrestricted Cash Equivalents, plus (d) the book value of Real Property Assets that constitute unimproved land holdings, plus (e) the book value of Real Property Assets that constitute construction in progress, plus (f) the carrying value of performing mortgage loans, plus (g) the Parent Guarantor’s and Subsidiaries’ pro rata share of the forgoing items and components attributable to interests in Unconsolidated Joint Ventures.

Notwithstanding the foregoing, to the extent (A) the amount of Consolidated Total Asset Value attributable to mortgage loans would exceed five percent (5%) of Consolidated Total Asset Value, such excess shall be excluded from Consolidated Total Asset Value, (B) the amount of Consolidated Total Asset Value attributable to construction in progress would exceed fifteen percent (15%) of Consolidated Total Asset Value, such excess shall be excluded from Consolidated Total Asset Value, (C) the amount of Consolidated Total Asset Value attributable to unimproved land (calculated on the basis of acquisition cost) would exceed five percent (5%) of Consolidated Total Asset Value, such excess shall be excluded from Consolidated Total Asset Value, (D) the amount of Consolidated Total Asset Value attributable to Investments in unconsolidated partnerships and joint ventures would exceed twenty percent (20%) of Consolidated Total Asset Value, such excess shall be excluded from Consolidated Total Asset Value and (E) the amount of Consolidated Total Asset Value attributable to assets of the types referred to in the immediately preceding clauses (A) through (D) would exceed twenty percent (20%) of Consolidated Total Asset Value in the aggregate, such excess shall be excluded from Consolidated Total Asset Value.

“Consolidated Unencumbered Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Unsecured Indebtedness as of such date to (b) the Unencumbered Asset Pool Value.

“Consolidated Unsecured Indebtedness” means, as of any date of determination, for the Parent Guarantor and its Subsidiaries on a consolidated basis, Consolidated Funded Indebtedness that is not Consolidated Secured Indebtedness.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Rating” means, as of any date of determination, the highest of the credit ratings (or their equivalents) then assigned to Parent Guarantor’s long-term senior unsecured non-credit enhanced debt by any of the Rating Agencies. A credit rating of BBB- from S&P or Fitch is equivalent to a credit rating of Baa3 from Moody’s and vice versa. A credit rating of BBB from S&P or Fitch is equivalent to a credit rating of Baa2 from Moody’s and vice versa. It is the intention of the parties that if Parent Guarantor shall only obtain a credit rating from two of the Rating Agencies without seeking a credit rating from the third Rating Agency, the Borrower shall be entitled to the benefit of the Credit Rating Level for such credit ratings. If Parent Guarantor shall have obtained a credit rating from at least two of the Rating Agencies, the highest of the credit ratings shall control, provided that the next highest credit rating is only one level below that of the higher or highest rating. If the next highest rating is more than one level below that of the highest credit rating, the operative credit rating would be deemed to be one rating level higher than the next highest credit rating. If Parent Guarantor shall have obtained a credit rating from two or more of the Rating Agencies and shall thereafter lose such credit ratings (whether as a result of a withdrawal, suspension, election to not obtain a rating, or otherwise) from two of the Rating Agencies, the Parent Guarantor shall be deemed for the purposes hereof not to have a credit rating. If at any time two or more of the Rating Agencies shall no longer perform the functions of a securities rating agency, then the Borrower and the Administrative Agent shall promptly negotiate in good faith to agree upon a substitute rating agency or agencies (and to correlate the system of ratings of each such substitute rating agency with that of the rating agency being replaced) and, pending such amendment, the Credit Rating of the other of the Rating Agencies, if one has been provided, shall continue to apply.

“Credit Rating Level” means one of the following five pricing levels, as applicable, during any period that the Parent Guarantor has no Credit Rating Level, Credit Rating Level 5 shall be the applicable Credit Rating Level:

“Credit Rating Level 1” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to A- by S&P or Fitch or A3 by Moody’s;

“Credit Rating Level 2” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB+ by S&P or Fitch or Baa1 by Moody’s and Credit Rating Level 1 is not applicable;

“Credit Rating Level 3” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB by S&P or Fitch or Baa2 by Moody’s and Credit Rating Levels 1 and 2 are not applicable;

“Credit Rating Level 4” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB- by S&P or Fitch or Baa3 by Moody’s and Credit Rating Levels 1, 2 and 3 are not applicable; and

“Credit Rating Level 5” means the Credit Rating Level which would be applicable for so long as the Credit Rating is less than BBB- by S&P or Fitch or Baa3 by Moody’s or there is no Credit Rating.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) two percent (2%) per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus two percent (2%) per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus two percent (2%) per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any L/C Issuer or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower, each L/C Issuer, each Swing Line Lender and each Lender.

“Designated Person” has the meaning specified in Section 5.20.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; it being understood that Disposition shall not include an arrangement that solely results in a Permitted Lien.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic System” has the meaning specified in Section 6.02.

“Eligible Assignee” means any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) that meets the requirements to be an assignee under Sections 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Eligible Ground Lease” means, at any time, a ground lease (a) under which a Loan Party or a UAP Subsidiary is the lessee and is the fee owner of (or leases) the structural improvements located thereon, (b) that has a remaining term of not less than thirty (30) years (including the initial term and any additional extension options that are solely at the option of such Loan Party or such UAP Subsidiary), (c) such ground lease (or a related document executed by the applicable ground lessor) contains customary provisions protective of a first mortgage lender to the lessee and (d) where such Loan Party’s or UAP Subsidiary’s interest in the underlying Real Property Asset or the lease is not subordinate to any Lien other than the Eligible Ground Lease itself, any fee mortgage (if such fee mortgage has non-disturbed such Loan Party or UAP Subsidiary pursuant to a non-disturbance agreement reasonably satisfactory to the Administrative Agent), any Liens permitted by Section 7.01 and other encumbrances reasonably acceptable to the Administrative Agent, in its discretion.

“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any rules, guidelines and regulations thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan (other than a Reportable Event for which the notice requirements have been waived by regulation); (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or the termination of a Multiemployer Plan under Section 4041A of ERISA for which the Borrower or any of its ERISA Affiliates has any liability; (e) the termination of a Pension Plan under Section 4042 of ERISA; (f) the determination that any Pension Plan is considered “at-risk” within the meaning of Section 430 of the Code or Section 303 of ERISA or a notification that a Multiemployer Plan is “endangered” or in “critical” status within the meaning of Section 432 of the Code or Sections 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means:

(a)                for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the average rate (rounded to the nearest 1/100th) as shown in Reuters Screen LIBOR 01 Page (or any successor service or, if such Person no longer reports such rate as determined by Administrative Agent, by another commercially available source providing such quotations approved by Administrative Agent) at which Dollar deposits are offered in the London interbank market at approximately 11:00 a.m. (London time) on the day that is two (2) London Banking Days prior to the first (1st) day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates; and

(b)               for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the average rate (rounded to the nearest 1/100th) as shown in Reuters Screen LIBOR 01 Page (or any successor service or, if such Person no longer reports such rate as determined by Administrative Agent, by another commercially available source providing such quotations approved by Administrative Agent) at which Dollar deposits are offered in the London interbank market at approximately 11:00 a.m. (London time) on the day that is two (2) London Banking Days prior to the first (1st) day of such Interest Period with a maturity of one (1) month commencing that day and in an amount approximately equal to the amount of the Base Rate Loan being made, continued or converted by KeyBank.

Notwithstanding the foregoing, if at any time the Eurodollar Rate determined as provided above is less than zero percent (0%), such rate shall be deemed to be zero percent (0%) for purposes of this Agreement, except in the case of Eurodollar Rate Loans that are subject to a Specified Swap Contract that provides a hedge against interest rate risk.

“Eurodollar Rate Loan” means a Revolving Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Hedge Obligation” means, with respect to any Guarantor, any Hedge Obligation, if, and to the extent that, all or a portion of the guarantee of such Guarantor of such Hedge Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such guarantee is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Commitments” means the Commitments (as defined in the Existing Credit Agreement).

“Existing Lenders” means the Lenders (as defined in the Existing Credit Agreement).

“Existing Credit Agreement” has the meaning specified in the recitals hereto.

“Existing Letters of Credit” means the letters of credit set forth on Schedule 1.01.

“Existing Note” means a Note (as defined in the Existing Credit Agreement) that is issued and outstanding immediately prior to the effectiveness of this Agreement.

“Existing Revolving Loan” has the meaning specified in Section 2.01.

“Exiting Lender” has the meaning specified in Section 1.07.

“Facility Fee” has the meaning specified in Section 2.08(a).

“FASB” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreements (and related legislation, administrative rules or official interpretations thereof) related thereto and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to KeyBank on such day on such transactions as determined by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate determined as provided above shall be less than zero percent (0%), such rate shall be deemed to be zero percent (0%) for the purposes of this Agreement.

“Fee Letter” means the letter agreement, dated August 9, 2017, among the Borrower, the Administrative Agent, and KeyBanc Capital Markets, Inc.

“Fitch” means Fitch, Inc. and any successor thereto.

“Five Percent Subsidiary” has the meaning specified in Section 8.01(f).

“Foreign Lender” means a Lender that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means the sum of the following (whether or not included as indebtedness or liabilities in accordance with GAAP):

(a)                all obligations for borrowed money, whether current or long term (including the Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)               all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business and payable on customary trade terms that are not overdue and bona fide earnout obligations and holdbacks that are contingent on future performance);

(c)                all direct obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(d)               Attributable Indebtedness;

(e)                all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments;

(f)                without duplication, guarantees and other support obligations in respect of Funded Indebtedness of another Person;

(g)               Funded Indebtedness of any partnership or joint venture or other similar entity in which a Loan Party or any Subsidiary is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to any Loan Party or Subsidiary for payment thereof; and

(h)               Swap Termination Value under any Swap Contracts.

For purposes hereof, the amount of Funded Indebtedness shall be determined based on (A) in the case of borrowed money indebtedness under clause (a) above and purchase money indebtedness and deferred purchase obligations under clause (b) above, the then outstanding principal amount, (B) in the case of letter of credit obligations and the other obligations under clause (c) above, the maximum amount available to be drawn, and (C) in the case of support obligations under clause (g) above, based on the amount of Funded Indebtedness that is the subject of the support obligations. For clarification purposes, “Funded Indebtedness” shall not include intercompany indebtedness of the Loan Parties and their Subsidiaries, general accounts payable of the Loan Parties and their Subsidiaries which arise in the ordinary course of business, accrued expenses of the Loan Parties and their Subsidiaries incurred in the ordinary course of business or minority interests in joint ventures or limited partnerships (except to the extent set forth in clause (g) above).

“Funds From Operations” means, as of any date of determination, and for any relevant period with respect to the Parent Guarantor and its Subsidiaries on a consolidated basis, an amount equal to (1) Consolidated Net Income for such period plus (2) depreciation and amortization for such period plus (3) to the extent such amounts have reduced Consolidated Net Income, costs and expenses incurred in connection with any consummated acquisition during such period in an amount not to exceed fifteen percent (15%) of Consolidated EBITDA for the most recently ended four fiscal quarter period and subject to adjustments for unconsolidated partnerships and joint ventures as hereafter provided plus (4) to the extent such amounts have reduced Consolidated Net Income, any expenses for such period incurred in connection with the exercise by holders of warrants (existing on the date of this Agreement) in exchange for common Equity Interests in the Parent Guarantor so long as the Parent Guarantor receives an amount of cash in excess of such expenses in connection with such exercise. Notwithstanding contrary treatment under GAAP, for purposes hereof, (a) “Funds From Operations” shall include, and be adjusted to take into account, the Parent Guarantor’s interests in unconsolidated partnerships and joint ventures, on the same basis as consolidated partnerships and subsidiaries, as provided in the “white paper” issued in April 2002 by the National Association of Real Estate Investment Trusts and (b) Consolidated Net Income shall not include gains (or, if applicable, losses) resulting from or in connection with (i) restructuring of Funded Indebtedness, (ii) sales of property, (iii) sales or redemptions of preferred stock or (iv) non cash asset impairment charges.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board consistently applied and as in effect from time to time.

“General Partner” means Retail Opportunity Investments GP, LLC, a Delaware limited liability company.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be the lesser of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (y) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means the Parent Guarantor and all Subsidiaries who become Guarantors pursuant to Section 6.12.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders under Article XI of this Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants regulated pursuant to any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Obligations” means all obligations of the Borrower to any Lender Hedge Provider to make any payments under any agreement with respect to a Swap Contract regarding the hedging of interest rate risk exposure relating to the Obligations, and any confirming letter executed pursuant to such Swap Contract, and which shall include, without limitation, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, all as amended, restated or otherwise modified. Under no circumstances shall any of the Hedge Obligations guaranteed by any Loan Document as to a Guarantor include any obligation that constitutes an Excluded Hedge Obligation of such Guarantor.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a)                all Funded Indebtedness of such Person;

(b)               all other obligations (other than Intangible Liabilities) that would constitute obligations on the balance sheet of such Person, as determined in accordance with GAAP; and

(c)                all Guarantees of such Person in respect of any of the foregoing.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the calculation of Indebtedness shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. Accordingly, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Information Materials” has the meaning specified in Section 6.02.

“Initial Maturity Date” means September 8, 2021.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Intangible Liabilities” means liabilities that are considered to be intangible liabilities under GAAP.

“Interest Payment Date” means (a) as to any Eurodollar Rate Loan, (i) the last day of each Interest Period applicable to such Loan and (ii) the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), (i) the last Business Day of each month and (ii) the Maturity Date.

“Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Revolving Loan Notice; provided that:

(i)                 any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)               any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)             no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 6.12 executed and delivered by a Subsidiary in accordance with the provisions of Section 6.12.

“KeyBank” means KeyBank National Association and its successors.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means KeyBank in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means (a) each Person party hereto as a “Lender” on the Closing Date and (b) any Person that shall have become party hereto as a “Lender” pursuant to an Assignment and Assumption or pursuant to Section 2.14, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption and, as the context requires, includes the Swing Line Lender.

“Lender Hedge Provider” means, with respect to any Hedge Obligations, any counterparty thereto that, at the time the applicable hedge agreement was entered into, was a Lender or an Affiliate of a Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means $60,000,000, as the same may be reduced in accordance with the terms hereof. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means a Revolving Loan and a Swing Line Loan, as the context requires.

“Loan Documents” means this Agreement, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.15, each Joinder Agreement and the Fee Letter.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Acquisition” means a simultaneous acquisition by Borrower or its Subsidiaries of one or more assets with a purchase price of ten percent (10%) or more of Consolidated Total Asset Value immediately prior to such acquisition.

“Material Adverse Effect” means (A) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities, or financial condition of the Parent Guarantor and its Subsidiaries, taken as a whole; (B) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Parent Guarantor or any Loan Party to perform its obligations under any Loan Document to which it is a party; or (C) a material adverse effect upon the legality, validity, binding effect or enforceability against the Parent Guarantor or any Loan Party of any Loan Documentation to which it is a party.

“Material Contract” means, any agreement the breach, nonperformance or cancellation of which could reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” means any Domestic Subsidiary of the Parent Guarantor that either (i) owns (or ground leases, as applicable) a UAP Property or other assets the value of which is included in the determination of Unencumbered Asset Pool Value and which at any time (whether when such Real Property Asset becomes a UAP Property or thereafter) has incurred, acquired, suffered to exist, or incurs, acquires or suffers to exist, or otherwise is liable with respect to any Funded Indebtedness that is (x) not Non-Recourse Indebtedness and (y) not owing solely to the Parent Guarantor or a Domestic Subsidiary thereof that itself does not have any Funded Indebtedness (whether as a borrower, co-borrower, guarantor, or otherwise), or (ii) is the borrower or co-borrower under, guarantees, or otherwise is or becomes obligated in respect of, any Funded Indebtedness that is (x) not Non-Recourse Indebtedness and (y) not owing solely to the Parent Guarantor or a Domestic Subsidiary thereof that itself does not have any Funded Indebtedness; provided that, in lieu of causing such Subsidiary to become a Guarantor as provided in Section 6.12, the Borrower may elect by delivery of written notice to Administrative Agent to exclude such Subsidiary as a Guarantor provided any such Indebtedness of such Subsidiary which is not Non-Recourse Indebtedness is recourse only to the Subsidiary and not recourse to any other Person, and provided further that all assets owned directly or indirectly by the Subsidiary are excluded from the Unencumbered Asset Pool Value (and in each such case, such Subsidiary shall cease to be a Material Subsidiary for all purposes hereunder).

“Maturity Date” means the later of (a) the Initial Maturity Date, (b) if maturity is extended pursuant to Section 2.13(a), March 8, 2022, and (c) if maturity is extended pursuant to Section  2.13(b), September 8, 2022; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Moody’s” means Moody’s Investors Services, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Consensual Liens” are Liens permitted by Sections 7.01(b) – 7.01(l), inclusive.

“Non-Consenting Lender” has the meaning set forth in Section 10.13.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Indebtedness” means Indebtedness of a Person in respect of which recourse for payment (except for normal and customary exclusions from non-recourse indebtedness, such as fraud, intentional misrepresentation, misapplication of funds, waste, Environmental Liabilities and voluntary bankruptcy until a claim is made with respect thereto, and then such Indebtedness shall not constitute “Non-Recourse Indebtedness” to the extent of the amount of such claim) is contractually and solely limited to specific assets of such Person encumbered by a Lien securing such Indebtedness and is not a general obligation of such Person.

“Note(s)” means each Revolving Note and the Swing Line Note.

“Note Purchase Agreement” means that certain Amended and Restated Note Purchase Agreement dated as of September 22, 2016, as amended by that certain First Amendment dated as of September 8, 2017, as further amended, restated, supplemented or modified from time to time, pursuant to which the Borrower issued certain senior unsecured notes.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include (a) all Hedge Obligations that are not prohibited from being incurred hereunder and (b) all obligations under any Treasury Management Agreement between any Loan Party or any Subsidiary and any Lender or Affiliate of a Lender.

“OFAC” means the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.13).

“Outstanding Amount” means (i) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Parent Guarantor” has the meaning specified in the introductory paragraph hereto.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation under Section 4002 of ERISA or any successor thereto.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower or any ERISA Affiliate and is subject to Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Lien” is a Lien permitted by Section 7.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan), maintained by the Borrower or any ERISA Affiliate.

“Property” means all property owned or leased by a Loan Party or any of its Subsidiaries, both real and personal.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Non-Wholly Owned Subsidiary” means a Subsidiary of the Borrower that at all times during the term of this Agreement meets each of the following criteria: (a) the Borrower or a wholly-owned Subsidiary of the Borrower is the sole managing member or general partner of such Subsidiary and retains, without limitation or restriction, control of all decisions relating to the financing, sale, leasing and management of the UAP Property owned by such Subsidiary, (b) no more than five percent (5.0%) of the Equity Interests in such Subsidiary are directly or indirectly owned by Persons other than the Borrower or a Subsidiary of the Borrower and (c) the Organization Documents of such Subsidiary contain no restriction, condition or limitation on the ability of such Subsidiary to become a Guarantor hereunder or pledge all or any part of its assets, including such UAP Property, as collateral security for the Obligations.

“Rating Agencies” means S&P, Moody’s and Fitch, collectively, and “Rating Agency” means S&P, Moody’s or Fitch.

“Real Property Asset” means, a parcel of real or leasehold property, together with all improvements (if any) thereon (including all tangible personal property owned by the Person owning such real or leasehold property) owned in fee simple or leased pursuant to an Eligible Ground Lease by any Person. “Real Property Assets” means a collective reference to each Real Property Asset.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any L/C Issuer, as applicable.

“Register” has the meaning specified in Section 10.06(c).

“REIT Status” means, with respect to any Person, (a) the qualification of such Person as a real estate investment trust under Sections 856 through 860 of the Code, and (b) the applicability to such Person and its shareholders of the method of taxation provided for in Sections 857 et seq. of the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA and the regulations promulgated thereunder as in effect at the time any such event occurs, other than an event for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Revolving Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, at least two Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, at least two Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that (a) the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders and (b) if there is only one Lender then such Lender shall be deemed to constitute Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest of such Person, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof).

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Revolving Loan” has the meaning specified in Section 2.01.

“Revolving Loan Notice” means a notice of (a) a Revolving Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit 2.02.

“Revolving Note” means a promissory note made by the Borrower in favor of a Lender evidencing Revolving Loans made by such Lender, substantially in the form of Exhibit 2.10.

“S&P” means S&P Global Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctions Laws and Regulations” means any applicable sanctions, prohibitions or requirements imposed by any applicable executive order or by any applicable sanctions program administered or enforced by (a) OFAC or any successor to OFAC carrying out functions similar to the foregoing, (b) the United States Department of State, (c) the United Nations Security Council, (d) the European Union or (e) Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Parent Guarantors and its Subsidiaries, as determined in accordance with GAAP.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Swap Contract” means all Swap Contracts entered into prior to the Closing Date as disclosed to the Administrative Agent, not to exceed a notional amount of $100,000,000.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Equity Interests having ordinary voting power for the election of directors or other governing body (other than Equity Interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent Guarantor.

“Super Majority Lenders” means, as of any date of determination, at least two Lenders having more than 66.66% of the Aggregate Commitments or, if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, at least two Lenders holding in the aggregate more than 66.66% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that (a) the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Super Majority Lenders and (b) if there is only one Lender then such Lender shall be deemed to constitute Super Majority Lenders.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.03A.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.03A.

“Swing Line Lender” means KeyBank in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.03A(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.03A(b), which, if in writing, shall be substantially in the form of Exhibit 2.03A.

“Swing Line Note” means a promissory note made by the Borrowers in favor of the Swing Line Lender evidencing Swing Line Loans made by such Lender, substantially in the form of Exhibit 2.10A.

“Swing Line Sublimit” means an amount equal to $60,000,000, as the same may be reduced in accordance with the terms hereof. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Syndication Agent” means each of PNC Bank, National Association and U.S. Bank National Association.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Agreement” means the First Amended and Restated Term Loan Agreement dated of even date herewith among the Loan Parties, KeyBank National Association, as administrative agent, and the lenders party thereto from time to time.

“Term Loan Documents” means the Term Loan Agreement and each other “Loan Document” as defined in the Term Loan Agreement.

“Term Loan Obligations” means the “Obligations” as defined in the Term Loan Agreement.

“Threshold Amount” means (a) with respect to Indebtedness that is recourse to a Loan Party or any of its Subsidiaries, $35,000,000, (b) with respect to Indebtedness that is not recourse to any Loan Party or any of its Subsidiaries, $150,000,000 and (c) with respect to all other matters, $35,000,000.

“Total Outstandings” means the sum of the aggregate Outstanding Amount of all (a) Revolving Loans, (b) Swing Line Loans, and (c) L/C Obligations.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit or debit cards, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Type” means, with respect to a Revolving Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UAP Property” means a Real Property Asset that is (i) directly owned by the Borrower, a Guarantor that is a direct or indirect wholly-owned Subsidiary of the Borrower or a Qualified Non-Wholly Owned Subsidiary or a UAP Subsidiary, (ii) a retail property located in the United States and is not unimproved land or assets under development, (iii) either owned in fee simple or subject to an Eligible Ground Lease interest reasonably acceptable to the Administrative Agent, (iv) free of any material environmental problems, (v) not subject to any Liens other than (A) Permitted Liens set forth in Section 7.01(a)-(m) or (B) Permitted Liens set forth in Section 7.01(n) that (i) are in favor of the Lenders or (ii) secure Indebtedness that would otherwise be Consolidated Unsecured Indebtedness and all Obligations equally and ratably pursuant to an agreement consistent with Section 7.01(n)(ii), and (vi) not subject to any agreement by any Loan Party not to grant a Lien on such UAP Property securing the Obligations except for an agreement consistent with the provisions of Section 7.01(n)(ii).

“UAP Subsidiary” means each Subsidiary of Borrower and each Qualified Non-Wholly Owned Subsidiary which owns (or ground leases, as applicable) a UAP Property.

“Unconsolidated Joint Venture” means any Investment in a Person by the Parent Guarantor or a Subsidiary in which such Person is not consolidated with the Parent Guarantor for GAAP purposes.

“Unencumbered Asset Pool Value” means, as of any date of determination, an amount equal to the sum of (a) for all UAP Properties that have been owned for more than twelve (12) months, the quotient of (i) an amount equal to (A) the Adjusted Net Operating Income from such UAP Properties multiplied by (B) four (4) divided by (ii) the Capitalization Rate plus (b) for all UAP Properties not owned on the Closing Date that have been owned for twelve (12) months or less and for all UAP Properties that have been owned for twelve (12) months or less, at the discretion of the Borrower, (i) the book value (as defined by GAAP) of any such UAP Property or (ii) the value of any such UAP Property as determined by the calculation in clause (a) above; provided that when calculating the Unencumbered Asset Pool Value, the following limitations shall apply:

(A)             no more than twenty percent (20%) of the aggregate value of the Unencumbered Asset Pool Value can be contributed by any individual UAP Property;

(B)              no more than fifteen percent (15%) of aggregate Adjusted Net Operating Income used in calculating the Unencumbered Asset Pool Value can be contributed by any single tenant;

(C)              no more than fifteen percent (15%) of the aggregate value of the Unencumbered Asset Pool Value can be contributed by UAP Properties subject to Eligible Ground Leases (rather than owned in fee simple);

(D)             no more than fifteen percent (15%) of the aggregate value of the Unencumbered Asset Pool Value can be contributed by UAP Properties owned by Qualified Non-Wholly Owned Subsidiaries of the Borrower;

(E)              each UAP Property contributing to the Unencumbered Asset Pool Value shall have a minimum occupancy (leased and tenant current on all payments under its lease) of not less than seventy percent (70%) (the “Minimum Economic Occupancy”); provided that up to fifteen percent (15%) of the aggregate value of the UAP Properties contributing to the Unencumbered Asset Pool Value can be comprised of Real Property Assets acquired in any preceding twelve (12) month period that do not meet the Minimum Economic Occupancy; and

(F)               no more than ten percent (10%) of the Unencumbered Asset Pool Value can be contributed by single tenant properties.

Furthermore, in calculating the Unencumbered Asset Pool Value, to the extent any UAP Property is owned by a Qualified Non-Wholly Owned Subsidiary, the Unencumbered Asset Pool Value otherwise attributable to such UAP Property shall be reduced based on the economic and distribution interests of minority holders to account for the ownership, directly or indirectly, by Persons other than the Parent Guarantor or a Subsidiary of the Parent Guarantor of Equity Interests in such Qualified Non-Wholly Owned Subsidiary.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Withholding Agent” means any Borrower, any Guarantor and the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02          Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)               In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c)                Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)               To the extent that any of the representations and warranties contained in this Agreement or any other Loan Document is qualified by “Material Adverse Effect” or any other materiality qualifier, then the qualifier “in all material respects” contained in Sections 2.13(a)(ii), 2.13(b)(ii), 2.14(e) and 4.02(a) and the qualifier “in any material respect” contained in Section 8.01(d) shall not apply solely with respect to any such representations and warranties.

1.03          Accounting Terms.

(a)                Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)               Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04          Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05          Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06          Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07          Amendment and Restatement.

In order to facilitate the amendment and restatement of the Existing Credit Agreement, one or more lenders that are a party to the Existing Credit Agreement are no longer continuing as Lenders under this Agreement (each an “Exiting Lender”). Contemporaneously with the execution of this Agreement, each Exiting Lender shall be deemed to have assigned its Existing Commitment and Existing Revolving Loans to the Lenders, and each Exiting Lender shall be paid all principal, interest and fees due to it in connection therewith. Such Existing Commitments and Existing Revolving Loans shall be allocated among the Lenders that are a party to this Agreement in accordance with their respective Applicable Percentages. The foregoing is done as an accommodation to the Borrower, each Exiting Lender and the Lenders, and shall be deemed to have occurred with the same force and effect as if such assignments were evidenced by the applicable Assignment and Assumption (as defined in the Existing Credit Agreement), and no other documents shall be, or shall be required to be, executed in connection therewith, except as provided in Section 2.10(c). For the avoidance of doubt, other than payments contemplated by this Section 1.07 and the payment of certain fees described in Section 2.08 and in the Fee Letter, no payment is due and payable to any Lender or Exiting Lender in connection with the foregoing. All interest and fees accrued and unpaid (determined after giving effect to any payments made to Exiting Lenders on the Closing Date) under the Existing Credit Agreement as of the date of this Agreement shall be due and payable in the amount determined pursuant to the Existing Credit Agreement for periods prior to the Closing Date on the next payment date for such interest or fee set forth in this Agreement.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01          Revolving Loans.

The Existing Lenders made one or more advances to the Borrower prior to the Closing Date in accordance with the terms of the Existing Credit Agreement (each such loan, to the extent outstanding on the Closing Date, an “Existing Revolving Loan”). Subject to the terms and conditions set forth herein, each Lender severally and not jointly agrees to make loans (each such loan, together with each such Existing Revolving Loan prior to the repayment thereof, a “Revolving Loan”) to the Borrower in Dollars from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Revolving Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans (as the same may be adjusted pursuant to Section 2.16(a)(iv)) shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02          Borrowings, Conversions and Continuations of Revolving Loans.

(a)                Each Revolving Borrowing, each conversion of Revolving Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Revolving Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.03A(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Revolving Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Revolving Borrowing, a conversion of Revolving Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Revolving Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be borrowed, converted or continued, (iv) the Type of Revolving Loans to be borrowed or to which existing Revolving Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Revolving Loan in a Revolving Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Revolving Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)               Following receipt of a Revolving Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Revolving Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Revolving Borrowing, each Lender shall make the amount of its Revolving Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Revolving Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of KeyBank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Revolving Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)                Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan. During the existence and continuance of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans.

(d)               The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in KeyBank’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than seven (7) Interest Periods in effect at any one time with respect to Revolving Loans.

2.03          Letters of Credit.

(a)                The Letter of Credit Commitment.

(i)                 Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)               The L/C Issuer shall not issue any Letter of Credit, if:

(A)             subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)              the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (x) all the Lenders have approved such expiry date or (y) the Loan Parties have cash collateralized such obligations, in form and substance acceptable to the Administrative Agent, and such final expiry date is not more than twelve (12) months subsequent to the Letter of Credit Expiration Date.

(iii)             The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)             any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)              the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)              except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D)             such Letter of Credit is to be denominated in a currency other than Dollars;

(E)              any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F)               the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv)             The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)               The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)             The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)               Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)                 Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least five (5) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)               Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)             If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)             Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                Drawings and Reimbursements; Funding of Participations.

(i)                 Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Revolving Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. If Base Rate Loans are so disbursed to pay an Unreimbursed Amount, it is understood and agreed that no Default shall be deemed to exist solely as a result of the incurrence of such Unreimbursed Amount.

(ii)               Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)             With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)             Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)               Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Revolving Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)             If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)               Repayment of Participations.

(i)                 At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)               If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                 any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)               the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)             any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)             any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)               any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee or any other person at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)               Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit.

(h)               Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the tenth (10th) Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)                 Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at a rate per annum equal to 0.125%, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth (10th) Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within five (5) Business Days of demand and are nonrefundable.

(j)                 Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)               Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.03A       Swing Line Loans.

(a)       The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03A, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.03A, prepay under Section 2.04, and reborrow under this Section 2.03A. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)       Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 4:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 5:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.03A(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 5:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender or by wire transfer of immediately available funds, in each case in accordance with the instructions provided to (and reasonably acceptable to) the Swing Line Lender by the Borrower.

(c)       Refinancing of Swing Line Loans.

(i)       The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Revolving Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Revolving Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Revolving Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 4:00 p.m. on the day specified in such Revolving Loan Notice, whereupon, subject to Section 2.03A(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)       If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.03A(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.03A(c)(i) shall be deemed payment in respect of such participation.

(iii)       If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03A(c) by the time specified in Section 2.03A(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)       Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.03A(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, (C) any Lender being a Defaulting Lender or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03A(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)       Repayment of Participations.

(i)       At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)       If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)       Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.03A to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)       Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.04          Prepayments.

(a)                Voluntary Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Revolving Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Revolving Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.16, each such prepayment shall be applied to the Revolving Loans of the Lenders in accordance with their respective Applicable Percentages.

The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)               Mandatory Prepayments. If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b) unless after the prepayment in full of the Revolving Loans the Total Outstandings exceed the Aggregate Commitments then in effect.

2.05          Termination or Reduction of Commitments.

The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction (or such shorter period agreed to by the Administrative Agent in writing), (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments and (iv) if, after giving effect to any reduction thereto, the Swing Line Sublimit or the Letter of Credit Sublimit exceeds the Aggregate Commitments, such Swing Line Sublimit or the Letter of Credit Sublimit, as applicable, shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.06          Repayment of Loans.

(a)                The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

(b)               The Borrower shall repay to the Swing Line Lender each Swing Line Loan on the earlier to occur of (i) the date five (5) Business Days after such Swing Loan is made and (ii) the Maturity Date.

2.07          Interest.

(a)                Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate, (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)               (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)               If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)             Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)             Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08          Fees.

In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a)                Facility Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a facility fee (the “Facility Fee”) equal to the applicable Facility Fee Rate set forth in the table below multiplied by the actual daily amount of the Aggregate Commitments from the date thereof in the case of each Lender then a party thereto and from the effective date specified in the Assignment and Acceptance Agreement pursuant to which it became a Lender in the case of each other Lender until the last day of the Availability Period, payable quarterly in arrears on the tenth (10th) Business Day of each April, July, October and January, and on the last day of the Availability Period. The Facility Fee payable to the account of each Lender shall be calculated daily for each period for which the Facility Fee is payable during such period at the rate per annum set forth below:

Credit Rating Level	Facility Fee Rate
Credit Rating Level 1	0.125%
Credit Rating Level 2	0.15%
Credit Rating Level 3	0.20%
Credit Rating Level 4	0.25%
Credit Rating Level 5	0.30%

The Facility Fee shall be determined by reference to the Credit Rating Level in effect from time to time; provided, however, that any change in the Facility Fee rate resulting from a change in the Credit Rating Level shall be effective on the date on which the Administrative Agent receives written notice, pursuant to Section 6.03(f) or addressed to the Administrative Agent from the applicable Rating Agency, of a change in such Credit Rating Level or otherwise confirms such change through information made publicly available by such Rating Agency so long as such notice is received or confirmation is made on or before 11:00 a.m., and if such notice is received or confirmation is made after such time any change in the Facility Fee shall be effective on the following day.

(b)               Other Fees. The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09          Computation of Interest and Fees.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10          Evidence of Debt.

(a)                The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive evidence, absent manifest error, of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) the applicable Note(s), which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)               In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)                All Existing Notes shall be deemed replaced as of the date hereof and each Person party to the Existing Credit Agreement in possession of an Existing Note shall promptly after the date hereof return such Existing Note to the Borrower for cancellation. There shall not be deemed to have occurred, and there has not otherwise occurred, any payment, satisfaction or novation of the Indebtedness evidenced by the Existing Credit Agreement and the Existing Notes, which Indebtedness is instead allocated among the Lenders as of the date hereof in accordance with their respective Applicable Percentages of the Aggregate Commitments, and is evidenced by this Agreement and any Note(s), and the Lenders shall as of the date hereof make such adjustments to the outstanding Loans of such Lenders so that such outstanding Loans are consistent with their respective Applicable Percentages of the Aggregate Commitments.

2.11          Payments Generally; Administrative Agent’s Clawback.

(a)                General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)               (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Revolving Borrowing of Eurodollar Rate Loans (or, in the case of any Revolving Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Revolving Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Revolving Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Revolving Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Revolving Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Revolving Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Revolving Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)               Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)               Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Revolving Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)                Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12          Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Revolving Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Revolving Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and other amounts owing them, provided that:

(i)                 if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)               the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.15, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.13          Extension of Maturity Date.

(a)                The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders), not earlier than ninety (90) days and not later than thirty (30) days prior to the Initial Maturity Date, cause the Maturity Date to be extended for six (6) months to March 8, 2022, subject to satisfaction of the following conditions:

(i)                 no Default or Event of Default exists.

(ii)               the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Initial Maturity Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.

(iii)             Payment by the Borrower of an extension fee to the Administrative Agent in an amount equal to 0.075% (i.e., 7.5 basis points) multiplied by the Aggregate Commitments, to be shared pro rata among the Lenders in accordance with their individual Commitments.

If the above conditions are satisfied, the extension of the Maturity Date shall be effective upon payment of the extension fee pursuant to clause (a)(iii) above.

(b)               If the Maturity Date has been extended pursuant to Section 2.13(a), the Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders), not earlier than ninety (90) days and not later than thirty (30) days prior to the Maturity Date, cause the Maturity Date to be extended for six (6) months to September 8, 2022, subject to satisfaction of the following conditions:

(i)                 no Default or Event of Default exists.

(ii)               the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the then-effective Maturity Date (without regard to such extension request), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.

(iii)             Payment by the Borrower of an extension fee to the Administrative Agent in an amount equal to 0.075% (i.e., 7.5 basis points) multiplied by the Aggregate Commitments, to be shared pro rata among the Lenders in accordance with their individual Commitments.

If the above conditions are satisfied, the extension of the Maturity Date shall be effective upon payment of the extension fee pursuant to clause (b)(iii) above.

2.14          Increase in Commitments.

(a)                Request for Increase. Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $600,000,000; provided that any such request for an increase shall be in a minimum amount of $25,000,000. The Borrower may, with the approval of the Administrative Agent and the L/C Issuer, also invite additional prospective lenders to provide all or any portion of any requested increase. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender or prospective lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders or such prospective lenders). Only the consent of the Lenders participating in such increase, the Administrative Agent and the L/C Issuer shall be required for any such increase pursuant to this Section 2.14.

(b)               Lender Elections to Increase.

(i)                 Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(ii)               Each prospective lender shall notify the Administrative Agent and the Borrower within such time period whether or not it agrees to fund any portion of the requested increase in the Aggregate Commitments and, if so, by what amount. Any prospective lender not responding within such time period shall be deemed to have declined to fund any portion of the requested increase in the Aggregate Commitments.

(c)                Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall promptly notify the Borrower of the Lenders’ and prospective lenders’, as applicable, responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the L/C Issuer (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel. If any prospective lender agrees to fund any portion of the requested increase in the Aggregate Commitments (an “Additional Lender”), such Additional Lender shall become a Lender hereunder pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d)               Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase (which, for any existing Lender participating in such increase, need not be ratable in accordance with their respective Commitments prior to such increase). The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e)                Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall (i) pay any upfront or other fees agreed by the Borrower in connection with such increase and (ii) deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender, including any Additional Lender) signed by a Responsible Officer of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (y) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default or Event of Default exists. The Borrower shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(f)                Conflicting Provisions. This Section shall supersede any provisions in Section 2.12 or 10.01 to the contrary.

2.15          Cash Collateral.

(a)                Certain Credit Support Events. Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the L/C Issuer, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)               Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at KeyBank. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)                Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.04, 2.16 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations and obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)               Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.16          Defaulting Lenders.

(a)                Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                 Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)               Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer hereunder or the Swing Line Lender; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ and/or the Swing Line Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and/or Swing Line Loans issued under this Agreement, in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuers or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)             Certain Fees.

(A) Each Defaulting Lender shall be entitled to receive a Facility Fee for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the Outstanding Amount of the Loans funded by it and (2) its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.03, Section 2.15, or Section 2.16(a)(ii), as applicable.

(B) That Defaulting Lender shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(C)       With respect to any Facility Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clauses (A) and (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)             Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Outstanding Amount of the Revolving Loans of such non-Defaulting Lender, plus such non-Defaulting Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such non-Defaulting Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans to exceed such non-Defaulting Lender’s Commitment. Subject to Section 10.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v)               Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.15.

(b)               Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Swing Line Lender and L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)                New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) the L/C Issuer shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01          Taxes.

(a)                Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. All payments by the Loan Parties hereunder and under any of the other Loan Documents shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or a Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)               Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                Tax Indemnification.

(i)                 The Loan Parties shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Recipient, and any reasonable and documented out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability (accompanied by reasonable back-up documentation) delivered to the Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, setting forth in reasonable detail the basis and calculation of such amounts, shall be conclusive absent manifest error.

(ii)               Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (x) any Indemnified Taxes attributable to such Lender (but only to the extent that a Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of Loan Parties to do so), (y) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (c)(ii).

(d)               Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                Status of Lenders; Tax Documentation.

(i)                 Any Administrative Agent, L/C Issuer or Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Administrative Agent, L/C Issuer or Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not the Administrative Agent or such L/C Issuer or Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)               Without limiting the generality of the foregoing, if the Borrower is a U.S. Person:

(A)             any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding Tax; and

(B)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)                in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty,

(II)             an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8ECI,

(III)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 3.01-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) electronic copies (or originals if requested by any Borrower or the Administrative Agent) of IRS Form W-8BEN or W-8BEN-E, or

(IV)          to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by any Borrower or the Administrative Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01-2 or Exhibit 3.01-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01-4 on behalf of each such direct and indirect partner;

(C)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)             if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)                Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority, other than any penalties that are due to the gross negligence or willful misconduct of the Administrative Agent, any Lender or the L/C Issuer receiving such payment) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)               Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(h)               Defined Terms. For purposes of this Section 3.01, the term “Lender” includes any L/C Issuer and the term “applicable Law” includes FATCA.

3.02          Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03          Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Revolving Borrowing of or conversion to Base Rate Loans in the amount specified therein.

3.04          Increased Costs; Reserves on Eurodollar Rate Loans.

(a)                Increased Costs Generally. If any Change in Law shall:

(i)                 impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii)               subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)             impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting into or continuing or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the L/C Issuer or other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the L/C Issuer or other Recipient, the Borrower will pay to such Lender, the L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)               Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)                Certificates for Reimbursement. Each Lender or L/C Issuer, as the case may be, agrees to notify the Borrower of any event occurring after the Closing Date entitling such Lender or such L/C/ Issuer to compensation under any of the preceding subsections of this Section as promptly as practicable. Each Lender and L/C Issuer, as the case may be, agrees to furnish to the Borrower a certificate setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section, and such certificate delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)               Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten (10) Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten (10) Business Days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) Business Days from receipt of such notice.

3.05          Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)               any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)                any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (but excluding, in each case, any loss of anticipated profits). The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06          Mitigation Obligations; Replacement of Lenders.

(a)                Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, the L/C Issuer or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)               Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07          Survival.

All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV
CONDITIONS PRECEDENT TO EFFECTIVENESS AND CREDIT EXTENSIONS

4.01          Conditions of Effectiveness.

This Agreement shall be effective upon satisfaction of the following conditions precedent:

(a)                Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.

(b)               Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance reasonably satisfactory to the Administrative Agent.

(c)                No Material Adverse Change. There shall not have occurred a material adverse change since December 31, 2016 in the business, assets, operations or financial condition of the Parent Guarantors and its Subsidiaries, taken as a whole, or in the facts and information regarding such entities as represented to date.

(d)               Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, in form and substance reasonably satisfactory to the Administrative Agent:

(i)                 copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii)               such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii)             such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(e)                Due Diligence. The Administrative Agent and the Lenders shall have completed all due diligence with respect to the Parent Guarantors and its Subsidiaries, which due diligence shall be satisfactory to the Administrative Agent and the Lenders in their sole discretion.

(f)                Insurance. The Administrative Agent shall have received evidence that all insurance required to be maintained by the Parent Guarantor and its Subsidiaries pursuant to the Loan Documents has been obtained and is in full force and effect.

(g)               Litigation. There shall not exist any action, suit, investigation or proceeding, pending or threatened in writing, in any court or before any arbitrator or Governmental Authority that purports to affect the Parent Guarantors and its Subsidiaries in a materially adverse manner or any transaction contemplated hereby, or that could reasonably be expected to have a Material Adverse Effect on the Parent Guarantors and its Subsidiaries or any transaction contemplated hereby or on the ability of the Parent Guarantors and its Subsidiaries to perform their obligations under the Loan Documents.

(h)               Closing Certificate. The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Borrower as to such matters as reasonably requested, including certifying that the conditions specified in Sections 4.02(a) and (b) have been satisfied and a pro forma calculation of the financial covenants as of June 30, 2017.

(i)                 Amendment to Note Purchase Agreement. The Administrative Agent shall have received confirmation that the covenants contained in Sections 10.10(a) (Consolidated Tangible Net Worth), 10.10(d) (Distribution Limitation), 10.10(g) (Consolidated Unencumbered Interest Coverage Ratio), and 10.10(h) (Consolidated Secured Recourse Indebtedness) of the Note Purchase Agreement are being contemporaneously removed from the Note Purchase Agreement (or, in the case of Section 10.10(d) (Distribution Limitation), replaced with a provision identical to Section 7.10(c) hereof).

(j)                 Intentionally Omitted.

(k)               Fees. Receipt by the Administrative Agent, the Arrangers and the Lenders of any fees required to be paid by the Loan Parties on or before the Closing Date.

(l)                 Attorney Costs. The Borrower shall have paid all documented fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced and documented in reasonable detail prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02          Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than a Revolving Loan Notice requesting only a conversion of Revolving Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)                The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsection (a) of Section 6.01.

(b)               No Default or Event of Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                To the best knowledge of the Borrower, after giving effect to such proposed Credit Extension, the Parent Guarantor and its Subsidiaries are in compliance with the financial covenants in Section 7.10 as of the date of such Credit Extension.

(d)               The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Revolving Loan Notice requesting only a conversion of Revolving Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and (c) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

5.01          Existence, Qualification and Power; REIT Status.

(a)                Each Loan Party and UAP Subsidiary (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)               The Parent Guarantor currently has REIT Status and has maintained REIT Status on a continuous basis commencing with its taxable year ended December 31, 2010.

5.02          Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not contravene the terms of any of such Person’s Organization Documents. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party does not (a) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (b) violate any Law, except in each case where such conflict, breach or violation would not have a Material Adverse Effect.

5.03          Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for those that have been obtained, taken or made, as the case may be, and those specified herein.

5.04          Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms except as enforcement may be limited by Debtor Relief Laws or general equitable principles relating to or limiting creditors’ rights generally.

5.05          Financial Statements; No Material Adverse Effect.

(a)                The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Parent Guarantor and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Parent Guarantor and its Subsidiaries as of the date thereof, in accordance with GAAP, including liabilities for taxes, material commitments and Indebtedness.

(b)               The unaudited consolidated balance sheet of the Parent Guarantor and its Subsidiaries dated June 30, 2017, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Parent Guarantor and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)                Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06          Litigation.

As of the date hereof, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Parent Guarantor or any of its Subsidiaries or against any of their properties or revenues that (a) purport, or are reasonably likely, to materially adversely affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or question validity or enforcement of the Loan Documents, or (b) except as specifically set forth on Schedule 5.06 on the Closing Date, are reasonably likely to be adversely determined and, if adversely determined, either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

5.07          No Default.

Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08          Ownership of Property; Liens.

Each of the Parent Guarantor and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Property Assets, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date hereof, set forth on Schedule 5.08 is a list of all Real Property Assets material to the business of the Parent Guarantor and its Subsidiaries. The Property of the Parent Guarantor and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09          Environmental Compliance.

Except as would not reasonably be expected to result in a Material Adverse Effect, individually or in the aggregate:

(a)                Each of the facilities and real properties owned, leased or operated by any Loan Party or any Subsidiary (the “Facilities”) and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the businesses operated by any Loan Party or any Subsidiary at such time (the “Businesses”), and there are no conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.

(b)               None of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c)                No Loan Party nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)               Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf of any Loan Party or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e)                No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which any Loan Party or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Loan Party, any Subsidiary, the Facilities or the Businesses.

(f)                There has been no release or threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of any Loan Party or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

5.10          Insurance.

The Property of the Parent Guarantor and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Parent Guarantor, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Parent Guarantor or the applicable Subsidiary operates.

5.11          Taxes.

The Parent Guarantor and its Subsidiaries have filed all Federal and state income and other material tax returns and reports required to be filed, and have paid all Federal and state income and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (i) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, or (ii) where the failure to timely file or timely pay would not reasonably be expected to result in a Material Adverse Effect. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12          ERISA Compliance.

(a)                Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws, except as would not give rise to a Material Adverse Effect. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status, except as would not give rise to a Material Adverse Effect.

(b)               There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                (i) No ERISA Event has occurred; (ii) the Parent Guarantor, Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) neither the Parent Guarantor, Borrower nor any ERISA Affiliate has incurred liability in respect of a Pension Plan or a Multiemployer Plan because it engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (iv) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, in each case of clauses (i) through (iv) above, that could reasonably be expected to result in a Material Adverse Effect.

5.13          Subsidiaries; Equity Interests.

As of the date hereof, set forth on Schedule 5.13 is a complete and accurate list of each Loan Party and each Subsidiary of any Loan Party, together with (a) jurisdiction of organization, (b) number of shares of each class of Equity Interests outstanding, (c) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary, (d) U.S. taxpayer identification number and (e) an indication of whether such Subsidiary is a Material Subsidiary. The outstanding Equity Interests owned by any Loan Party are validly issued, fully paid and non assessable and free of any Liens other than Non-Consensual Liens.

5.14          Margin Regulations; Investment Company Act.

(a)                The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)               None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15          Disclosure.

The Loan Parties have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which they or any of their Subsidiaries are subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16          Compliance with Laws.

Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17          Intellectual Property; Licenses, Etc.

The Parent Guarantor and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Loan Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person except where such infringement could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, except as set forth on Schedule 5.06 on the Closing Date, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which is reasonably likely to be adversely determined and, if adversely determined, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Loan Party, of the matters described in Schedule 5.06.

5.18          Solvency.

Immediately after the execution of this Agreement, the Loan Parties are, together with their Subsidiaries, on a consolidated basis, Solvent.

5.19          Amendment to Note Purchase Agreement.

With respect to the amendment to the Note Purchase Agreement contemplated by Section 4.01(i) hereof, all conditions to the effectiveness thereof set forth in Section 9.8 of the Note Purchase Agreement, including the delivery to and the receipt by the “Purchasers” under the Note Purchase Agreement of the notice required by Section 9.8(a)(ii) of the Note Purchase Agreement (the “Floating Financial Covenant Notice”), have been satisfied at the time of, or will be satisfied contemporaneously with, the effectiveness of this Agreement. Contemporaneously with the effectiveness of this Agreement, the Borrower has provided, or shall provide, evidence to the Administrative Agent of delivery of the Floating Financial Covenant Notice to each such Purchaser, together with confirmations of receipt of same by each such Purchaser.

5.20          Sanctions Laws and Regulations.

None of the Borrower, any Guarantor, any Subsidiary of the Borrower or any Guarantor or any of their respective directors, officers or, to the knowledge of the Borrower, their respective employees, agents or Affiliates (a) is (or will be) a Person: (i) that is, or is owned or controlled by Persons that are: (x) the subject or target of any Sanctions Laws and Regulations or (y) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions Laws and Regulations, which includes, as of the Closing Date, Crimea, Cuba, Iran, North Korea, Sudan and Syria or (ii) listed in any list related to or otherwise designated under any Sanctions Laws and Regulations maintained under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list), the U.S. Department of State or by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or under the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (any such Person described in clauses (i) or (ii), a “Designated Person”) and (b) is not and shall not engage in any dealings or transactions with a Designated Person in violation of any Sanctions Laws and Regulations. In addition, the Borrower hereby agrees to provide to the Lenders any additional information that a Lender deems reasonably necessary from time to time in order to ensure compliance with any Sanctions Laws and Regulations or other applicable Laws concerning money laundering and similar activities. None of the Borrower, any Guarantor or any Subsidiary or director, officer of the Borrower or any Guarantor, or, to the knowledge of the Borrower, any Affiliate or employee of the Borrower or any Guarantor or any agent of the Borrower or any Guarantor acting on behalf of the Borrower or any Guarantor in connection with this credit facility, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction, including without limitation, any Sanctions Laws and Regulations.

5.21          EEA Financial Institutions. None of the Borrower, any Guarantor, or their respective Subsidiaries is an EEA Financial Institution.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (excluding contingent indemnification obligations to the extent no unsatisfied claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

6.01          Financial Statements.

Each of the Borrower and the Parent Guarantor shall deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)                as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Parent Guarantor (or, if earlier, the date filed with the SEC), a consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)               as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Parent Guarantor (or, if earlier, the date filed with the SEC), a consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations, for such fiscal quarter and for the portion of the Parent Guarantor’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the Parent Guarantor’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Parent Guarantor as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Parent Guarantor shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Parent Guarantor to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02          Certificates; Other Information.

Each Loan Party shall deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)                within three (3) Business Days following the delivery of the financial statements referred to in Sections 6.01(a) and (b), (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) which shall include, without limitation, calculation of the financial covenants set forth in Section 7.10 with reasonably detailed back-up supporting such calculations including, but not limited to, a listing of each UAP Property and the corresponding Adjusted Net Operating Income and Unencumbered Asset Pool Value;

(b)               Intentionally Omitted;

(c)                promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent Guarantor, and copies of all annual, regular, periodic and special reports and registration statements which the Parent Guarantor may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)               Intentionally Omitted;

(e)                promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof unless restricted from doing so by such agency;

(f)                promptly after the occurrence thereof, notice of the failure of the Parent Guarantor to maintain REIT Status or of any existing Subsidiary of the Parent Guarantor to maintain its status as a qualified REIT subsidiary under the Code, if and to the extent required by applicable Law, such notice to be in form and detail reasonably satisfactory to Administrative Agent; and

(g)               promptly, such additional information regarding the business, financial or corporate affairs of the Parent Guarantor or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and shall be deemed to have been delivered electronically on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s or the Parent Guarantor’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether the SEC’s EDGAR website, a commercial, third-party website or a website sponsored by the Administrative Agent).

The Loan Parties shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Loan Parties. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Loan Parties to the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to Section 6.01 and this Section 6.02 and the Loan Parties shall designate Information Materials (a) that are either available to the public or not material with respect to the Loan Parties and their respective Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information.” Any material to be delivered pursuant to this Section 6.02 may be delivered electronically directly to the Administrative Agent and the Lenders provided that such material is in a format reasonably acceptable to the Administrative Agent, and such material shall be deemed to have been delivered to the Administrative Agent and the Lenders upon the Administrative Agent’s receipt thereof. Upon the request of the Administrative Agent, the Loan Parties shall deliver paper copies thereof to the Administrative Agent and the Lenders. The Loan Parties authorize the Administrative Agent and Arrangers to disseminate any such materials, including without limitation the Information Materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system (an “Electronic System”). Any such Electronic System is provided “as is” and “as available.” The Administrative Agent and the Arrangers do not warrant the adequacy of any Electronic System and expressly disclaim liability for errors or omissions in any notice, demand, communication, information or other material provided by or on behalf of Loan Parties that is distributed over or by any such Electronic System (“Communications”). No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Administrative Agent or the Arrangers in connection with the Communications or the Electronic System. In no event shall the Administrative Agent, the Arrangers or any of their directors, officers, employees, agents or attorneys have any liability to the Loan Parties, any Lender or any other Person for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s, the Administrative Agent’s or any Arranger’s transmission of Communications through the Electronic System, except with respect to actual damages only (and not any special, incidental or consequential damages) resulting from the gross negligence or willful misconduct of the Administrative Agent as determined by a court of competent jurisdiction by a final non-appealable order, and the Loan Parties release the Administrative Agent, the Arrangers and the Lenders from any liability in connection therewith. Certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Loan Parties, their Subsidiaries or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market related activities with respect to such Persons’ securities. The Loan Parties hereby agree that they will identify that portion of the Information Materials that may be distributed to the Public Lenders and that (i) all such Information Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Information Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent, the Lenders and the Arrangers to treat such Information Materials as not containing any material non-public information with respect to the Loan Parties, their Subsidiaries, their Affiliates or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Information Materials constitute confidential information, they shall be treated as provided in Section 10.07); (iii) all Information Materials marked “PUBLIC” are permitted to be made available through a portion of any electronic dissemination system designated “Public Investor” or a similar designation; and (iv) the Administrative Agent and the Arrangers shall be entitled to treat any Information Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of any electronic dissemination system not designated “Public Investor” or a similar designation.

6.03          Notices.

The Borrower shall promptly notify the Administrative Agent (which shall notify each Lender) upon a Responsible Officer becoming aware:

(a)                of the occurrence of any Default;

(b)               of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any material dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding materially affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)                of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, gives rise to a Material Adverse Effect;

(d)               of the commencement of, or any material development in, any litigation or proceeding that would reasonably be expected to be adversely determined and, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(e)                of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary; and

(f)                of a change in the Credit Rating given by a Rating Agency.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action, if any, the Borrower or any other applicable Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04          Payment of Obligations.

Each Loan Party shall, and shall cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including (i) all material tax liabilities, assessments and governmental charges or levies upon it or its Properties, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or (ii) where the failure to do so would have a Material Adverse Effect.

6.05          Preservation of Existence, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except (i) in a transaction permitted by Section 7.04 or 7.05; or (ii) solely in the case of a Subsidiary that is not a Loan Party, where the failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its IP Rights, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06          Maintenance of Property.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain, preserve and protect all of its UAP Properties and all other material Property and equipment necessary in the operation of its business in good working order and condition, in each case, in a manner consistent with how such Person maintained its UAP Properties and other material Property on the Closing Date, ordinary wear and tear excepted, except, with respect to Properties other than UAP Properties, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.07          Maintenance of Insurance.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies not Affiliates of the Parent Guarantor, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and provide prompt notice to the Administrative Agent following such Loan Party’s receipt from the relevant insurer of any notice of termination, lapse or cancellation of such insurance.

6.08          Compliance with Laws.

Each Loan Party shall, and shall cause each of its Subsidiaries to, comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Each Loan Party shall maintain policies and procedures designed to promote and achieve compliance by it and its Subsidiaries with Sanctions Laws and Regulations.

6.09          Books and Records.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

6.10          Inspection Rights.

Subject to the rights of tenants, each Loan Party shall, and shall cause each of its Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors and officers, all at the expense of the Borrower and at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower; provided, however, that unless an Event of Default exists and is continuing such inspections shall occur no more frequently than once every twelve (12) consecutive months and the Borrower shall only be obligated to reimburse the Administrative Agent and the Lenders for their reasonable costs and expenses incurred in connection with one (1) inspection during any twelve (12) consecutive months; it being understood that during the existence and continuance of an Event of Default, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice, subject to the rights of tenants.

6.11          Use of Proceeds.

The Borrower and the Parent Guarantor shall use the proceeds of the Credit Extensions for general corporate purposes, including without limitation, acquisitions of Real Property Assets, repurchases or redemptions of warrants, working capital and capital expenditures, in each case not in contravention of any Law or of any Loan Document.

6.12          Additional Guarantors.

The Borrower shall notify the Administrative Agent at the time that any Person becomes a Material Subsidiary and shall simultaneously with (or, with respect to any Person that becomes a Material Subsidiary pursuant to clause (ii) of the definition of “Material Subsidiary” within fifteen (15) Business Days of) such Person becoming a Material Subsidiary, cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Joinder Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, and (ii) deliver to the Administrative Agent documents of the types referred to in Section 4.01(d) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

6.13          REIT Status. Parent Guarantor shall at all times maintain its REIT Status and comply with the requirements of the Code relating to qualified REIT subsidiaries in respect of its ownership of any Subsidiary that is wholly owned by Parent Guarantor to the extent required under the Code and applicable Law.

6.14          Compliance With Material Contracts.

Each Loan Party shall, and shall cause each of its Subsidiaries to, perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, and enforce each such Material Contract in accordance with its terms.

6.15          Designation as Senior Debt.

Each Loan Party shall, and shall cause each of its Subsidiaries to, ensure that all Obligations are designated as “Senior Indebtedness” of and are at least pari passu with all unsecured debt of such Loan Party and each Subsidiary.

6.16          Intentionally Omitted.

6.17          Public Company Status.

The Parent Guarantor shall take such action as is necessary to (a) remain a public company subject to regulation by the SEC and (b) be listed on the NASDAQ or other national stock exchange.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (excluding contingent indemnification obligations to the extent no unsatisfied claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

7.01          Liens.

No Loan Party shall, nor shall they permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)                Liens pursuant to any Loan Document;

(b)               Liens (other than Liens imposed under Section 303(k) or Section 4068 of ERISA or Section 430(k) of the Code) for taxes, assessments or governmental charges or levies not yet due and payable or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c)                statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not overdue for more than sixty (60) days or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(d)               pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by Section 303(k) or Section 4068 of ERISA;

(e)                deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness not otherwise permitted hereunder), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)                easements, rights-of-way, restrictions, restrictive covenants, encroachments, protrusions and other similar non-monetary encumbrances affecting real property which do not materially detract from the value of the property subject thereto or materially interfere with the use thereof in the ordinary conduct of the business of any Loan Party of any Subsidiary;

(g)               Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);

(h)               leases or subleases (and the rights of the tenants thereunder) granted to others not interfering in any material respect with the business of any Loan Party or any Subsidiary;

(i)                 any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(j)                 Liens deemed to exist in connection with Investments in repurchase agreements;

(k)               normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(l)                 Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(m)             Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that the property covered thereby is not materially changed; and

(n)               other Liens incurred in connection with Consolidated Funded Indebtedness; provided that, except with respect to Non-Recourse Indebtedness, the Loan Parties and their respective Subsidiaries may not grant a Lien on any property or the Equity Interests in any UAP Subsidiary unless (i) such Lien is in favor of the Lenders or (ii) such Lien secures Indebtedness that would otherwise be Consolidated Unsecured Indebtedness and all Obligations shall be secured equally and ratably therewith pursuant to agreements in form and substance reasonably satisfactory to the Administrative Agent.

7.01A       Other Matters Concerning UAP Properties.

No Loan Party shall cause a UAP Property to cease to be a UAP Property by granting a Lien upon such UAP Property otherwise permitted pursuant to Section 7.01(n)(i) or (ii) unless after giving effect to such Lien, the Loan Parties are in compliance with the financial covenants in Section 7.10, on a pro forma basis as if such Lien had been incurred as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.01 (or if such Lien exists as of the Closing Date and is listed on Schedule 7.01, as of June 30, 2017).

7.02          Intentionally Omitted.

7.03          Indebtedness.

No Loan Party shall permit any UAP Subsidiary to create, incur, assume or suffer to exist any Funded Indebtedness except, subject to compliance with Section 6.12, Funded Indebtedness which would be included in Consolidated Unsecured Indebtedness.

7.04          Fundamental Changes.

No Loan Party shall, nor shall they permit any Subsidiary to, directly or indirectly, merge, dissolve, liquidate or consolidate with or into another Person, except that so long as no Default or Event of Default exists or would result therefrom, (a) the Borrower may merge or consolidate with any of its Subsidiaries provided that the Borrower is the continuing or surviving Person, (b) the Parent Guarantor may merge or consolidate with or transfer all or substantially all of its assets (other than assets which constitute Equity Interests in any Subsidiary (including the Borrower) or any Unconsolidated Joint Venture) to any of its Subsidiaries (other than the Borrower); provided that in the case of any such merger or consolidation the Parent Guarantor is the continuing or surviving Person, (c) any Subsidiary may merge or consolidate with any other Subsidiary; provided that if a Loan Party is a party to such transaction, such Loan Party is the surviving Person (provided that if the Borrower is one of such Loan Parties, the Borrower shall be the surviving Person), and (d) any Subsidiary that is not a Loan Party or a UAP Subsidiary may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not have a Material Adverse Effect. Notwithstanding the above, the Parent Guarantor may, subject to the consent of the Administrative Agent (not to be unreasonably withheld), take such action as is necessary to change its jurisdiction of organization to the State of Maryland, including by means of merger or consolidation with any wholly-owned Subsidiary of the Parent Guarantor; provided that any such transaction shall be subject to documentation in form, content and scope reasonably satisfactory to the Administrative Agent, including, without limitation, documentation necessary to join any successor entity resulting from a merger or consolidation as the parent guarantor hereunder and any related organization documents, resolutions and opinions related thereto.

7.05          Dispositions.

No Loan Party shall, nor shall they permit any Subsidiary to, directly or indirectly, make any Disposition or enter into any agreement to make any Disposition, except:

(a)                Dispositions of obsolete or worn out Property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)               Dispositions of inventory in the ordinary course of business;

(c)                Dispositions of equipment or Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement Property; provided that if the Property disposed of is a UAP Property it is removed from the Unencumbered Asset Pool Value.

(d)               Dispositions of Property by any Subsidiary to a Loan Party or to a Subsidiary; provided that at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition;

(e)                Dispositions permitted by Section 7.04;

(f)                Dispositions by the Parent Guarantor and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition, (ii) after giving effect thereto, the Loan Parties are in compliance with the financial covenants in Section 7.10, on a pro forma basis as if such Disposition had been incurred as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.01 and (iii) the aggregate book value of all property Disposed of in reliance on this clause (f), shall not exceed twenty-five percent (25%) of Consolidated Total Asset Value for each fiscal year;

(g)               Dispositions by the Parent Guarantor of any partnership interest in the Borrower that does not constitute Voting Stock (i) to a Person upon the contribution by such Person of assets to the Borrower, or (ii) to employees of Borrower pursuant to equity compensation programs in the ordinary course of business; and

(h)               real estate leases entered into in the ordinary course of business.

7.06          Change in Nature of Business.

No Loan Party shall, nor shall they permit any Subsidiary to, directly or indirectly, engage in any material line of business other than the acquisition, operation and maintenance of income producing real estate properties leased to retail tenants and any business substantially related, or incidental, ancillary or complementary thereto.

7.07          Transactions with Affiliates.

No Loan Party shall, nor shall they permit any Subsidiary to, directly or indirectly, enter into any transaction of any kind with any officer, director or Affiliate of the Parent Guarantor, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Loan Party or Subsidiary as would be obtainable by such Loan Party or Subsidiary at the time in a comparable arm’s length transaction with a Person other than a director, officer or Affiliate; provided that the foregoing restriction shall not apply to (a) payments of compensation, prerequisites and fringe benefits arising out of employment or consulting relationships in the ordinary course of business; (b) employment and severance arrangements between the Parent Guarantor or any of its Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements; (c) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Parent Guarantor and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership, management or operation of the Parent Guarantor and its Subsidiaries; and (d) transactions between or among the Loan Parties.

7.08          Intentionally Omitted.

7.09          Use of Proceeds.

No Loan Party shall, nor shall they permit any Subsidiary to, directly or indirectly, use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately:

(a)                to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose; or

(b)               to lend, contribute or otherwise make available such proceeds to any Guarantor, Subsidiary, Affiliate or other Person (i) in furtherance of an offer, payment, promise to pay or authorization of payment or giving of money or anything else of value to any Person in violation of applicable Sanctions Laws and Regulations, (ii) in any other manner that would result in a violation of applicable Sanctions Laws and Regulations by any party to this Agreement, or (iii) in any manner that would cause the Borrower, the Guarantors or any of their respective Subsidiaries to violate the United States Foreign Corrupt Practices Act.

Furthermore, none of the funds or assets of the Borrower or Guarantors that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with Designated Persons or countries which are themselves the subject of territorial sanctions under applicable Sanctions Laws and Regulations, in each case in violation of Sanctions Laws and Regulations.

7.10          Financial Covenants.

The Parent Guarantor shall not:

(a)                Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio, as of the last day of any fiscal quarter of the Parent Guarantor, to be less than 1.50 to 1.00.

(b)               Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio (expressed as a percentage), as of the last day of any fiscal quarter of the Parent Guarantor, to be greater than sixty percent (60%); provided, however, that the Borrower may make an election not more than three (3) times by delivering written notice thereof to Agent upon which the Borrower may permit such ratio to be as high as sixty-five percent (65%) for a period of up to two (2) consecutive fiscal quarters immediately following a Material Acquisition.

(c)                Restricted Payments Limitation. And shall not permit the Borrower or any of their respective Subsidiaries to declare or make any Restricted Payment during the existence of a Default or an Event of Default other than (i) the greater of (x) with respect to any tax year of the Parent Guarantor, such amount (but only such amount) as may be necessary for the Parent Guarantor to maintain REIT Status for such tax year and (y) one hundred percent (100%) of the Parent Guarantor’s real estate investment trust taxable income determined pursuant to the Code, (ii) other distributions paid or payable solely in common stock or other common Equity Interests of such Person, (iii) distributions from the Borrower to the Parent Guarantor in an amount necessary to make the payments permitted under subclause (i) above, and (iv) pro rata distributions to the holders of Equity Interests in each Subsidiary of the Borrower.

(d)               Consolidated Unencumbered Leverage Ratio. Permit the Consolidated Unencumbered Leverage Ratio (expressed as a percentage), as of the last day of any fiscal quarter of the Parent Guarantor, to be greater than sixty percent (60%); provided, however, that the Borrower may make an election not more than three (3) times by delivering written notice thereof to Agent upon which the Borrower may permit such ratio to be as high as sixty-five percent (65%) for a period of up to two (2) consecutive fiscal quarters immediately following a Material Acquisition.

(e)                Consolidated Secured Indebtedness. Permit the Consolidated Secured Indebtedness Ratio (expressed as a percentage), as of the last day of any fiscal quarter of the Parent Guarantor, to be greater than forty percent (40%).

7.11          Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

No Loan Party shall, nor shall they permit any Subsidiary to, directly or indirectly:

(a)                Amend, modify or change its Organization Documents in a manner materially adverse to the Lenders; provided that, for avoidance of doubt, it is agreed that any change to the Organization Documents of the Parent Guarantor permitted by Section 7.04 shall be deemed not materially adverse to the Lenders.

(b)               Make any material change in (i) accounting policies or reporting practices, except as required by GAAP, FASB, the SEC or any other regulatory body, or (ii) its fiscal year.

(c)                Without providing five (5) days prior written notice to the Administrative Agent, change its name, state of formation or form of organization.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01          Events of Default.

Any of the following shall constitute an Event of Default:

(a)                Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b)               Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement (i) contained in Section 6.05, 6.11, or 6.13 or Article VII, or any Guarantor fails to perform or observe any term, covenant or agreement contained in the Guaranty or (ii) contained in Section 6.01, 6.02 or 6.03 and such failure continues for ten (10) Business Days; or

(c)                Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues unremedied for thirty (30) days after the earlier of notice from the Administrative Agent or the actual knowledge of a Responsible Officer of such Loan Party; or

(d)               Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)                Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), after the expiration of any applicable grace period, in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, and after the expiration of any applicable grace period, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Parent Guarantor or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Parent Guarantor or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Parent Guarantor or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)                Insolvency Proceedings, Etc. Any (x) Loan Party, (y) UAP Subsidiary or (z) any other Subsidiary to which more than 5.0% of Consolidated Total Asset Value is attributable individually or in the aggregate (each a “Five Percent Subsidiary”) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) days, or an order for relief is entered in any such proceeding; or

(g)               Inability to Pay Debts; Attachment. (i) Any (x) Loan Party, (y) UAP Subsidiary or (z) any Five Percent Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h)               Judgments. There is entered against a Loan Party or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of sixty (60) consecutive days during which such judgment is not discharged or dismissed or a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                 ERISA. (i) An ERISA Event occurs with respect to a Plan which has resulted in liability of any Loan Party or any Subsidiary under Title IV of ERISA to the Plan or the PBGC that, individually, or in the aggregate, gives rise to a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an amount that, individually, or in the aggregate, gives rise to a Material Adverse Effect; or

(j)                 Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)               Change of Control. There occurs any Change of Control.

8.02          Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)                declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)               declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)                require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)               exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03          Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.15 and 2.16, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party or any Subsidiary and any Lender Hedge Provider, to the extent such Swap Contract is not prohibited hereunder, ratably among the Lenders (and, in the case of such Swap Contracts, any Lender Hedge Provider) and the L/C Issuer in proportion to the respective amounts described in this clause Third held by them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party or any Subsidiary and any Lender Hedge Provider, to the extent such Swap Contract is not prohibited hereunder, (c) payments of amounts due under any Treasury Management Agreement between any Loan Party or any Subsidiary and any Lender, or any Affiliate of a Lender and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders (and, in the case of such Swap Contracts, Lender Hedge Providers and in the case of Treasury Management Agreements, Affiliates of Lenders) and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full (except contingent indemnification obligations for which a claim has not been made), to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX
ADMINISTRATIVE AGENT

9.01          Appointment and Authority.

Each of the Lenders and the L/C Issuer hereby irrevocably appoints KeyBank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Parent Guarantor nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions other than with respect to Section 9.06. The obligations of the Administrative Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Administrative Agent as a trustee for any Lender or to create an agency or fiduciary relationship. The Administrative Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that the Administrative Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents.

9.02          Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.

9.03          Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)                shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)               shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)                shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity (including, without limitation, in connection with any dealings the Administrative Agent or any of its Affiliates may have from time to time with the Borrowers, the Guarantors or any of their Affiliates as contemplated by Section 10.19).

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04          Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05          Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06          Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (unless an Event of Default exists), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by KeyBank as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07          Non-Reliance on Administrative Agent and Other Lenders.

Each Lender, the L/C Issuer and the Swing Line Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender, the L/C Issuer and the Swing Line Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08          No Other Duties, Etc..

Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers other Persons listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09          Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.08 and 10.04) allowed in such judicial proceeding; and

(b)               to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.10          Guaranty Matters. A Guarantor shall be automatically released, and the Lenders, the L/C Issuer and the Swing Line Lender irrevocably authorize the Administrative Agent, so long as no Default or Event of Default exists or would result therefrom, to release any such Guarantor (and provide any requested evidence thereof), from its obligations under the Guaranty (and so long as the requirements of this Section 9.10 are complied with, the Administrative Agent shall provide evidence of such release) (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder, (ii) in connection with a transaction permitted pursuant to Section 7.04 or (iii) if such Person ceases to be a Material Subsidiary. For the avoidance of doubt, this Section 9.10 shall not permit or result in any release of Parent Guarantor from the Guaranty, or limit the provisions of Section 6.12.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

ARTICLE X
MISCELLANEOUS

10.01      Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that

(a)                no such amendment, waiver or consent shall:

(i)                 extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii)               other than as set forth in Section 2.13, postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii)             reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (i) of the second to last paragraph of this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such amount; provided, however, that only the consent of the Required Lenders shall be necessary to (A) amend the definition of “Default Rate” or waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(iv)             change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(v)               change any provision of this Section 10.01(a) or the definition of “Required Lenders” or “Super Majority Lenders” without the written consent of each Lender directly affected thereby; or

(vi)             (A) other than a release of the existing Parent Guarantor, if applicable, in connection with a transaction permitted by the last sentence of Section 7.04, release the Borrower or Parent Guarantor without the consent of each Lender, or (B) except in connection with a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the value of the Guaranty without the written consent of each Lender whose Obligations are guarantied thereby, except to the extent such release is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone).

(b)               unless also signed by the L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it.

(c)                unless also signed by the Swing Line Lender, no amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Agreement.

(d)               unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.

(e)                unless also signed by Super Majority Lenders, amend or waive Section 8.01(k) or the definition of Change of Control.

Notwithstanding anything to the contrary herein, (i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders, the Super Majority Lenders, the Required Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Furthermore, and notwithstanding anything to the contrary in this Section 10.01, if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or the other Loan Documents or an inconsistency between provisions of this Agreement and/or the other Loan Documents, the Administrative Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interest of the Lenders. Any such amendment shall become effective without any further consent of any other party to this Agreement and a copy thereof shall be promptly forwarded by the Administrative Agent to each of the Lenders.

10.02      Notices; Effectiveness; Electronic Communication.

(a)                Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                 if to any Loan Party, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)               if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)               Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)               Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)                Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Revolving Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03      No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.12) or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04      Expenses; Indemnity; Damage Waiver.

(a)                Costs and Expenses. The Loan Parties shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer; provided that in connection with any litigation, or the preparation therefor, the Lenders, the Administrative Agent and the L/C Issuer shall be entitled to select a single law firm as their own counsel and an additional single local counsel in each applicable local jurisdiction for all such parties (and, to the extent reasonably necessary in the case of an actual or perceived conflict of interest, one additional counsel) and, in addition to the foregoing, the Loan Parties agree to pay promptly the reasonable fees and expenses of such counsel), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)               Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee; provided that in connection with any litigation, or the preparation therefor, the Lenders, the Administrative Agent and the L/C Issuer shall be entitled to select a single law firm as their own counsel and an additional single local counsel in each applicable local jurisdiction for all such parties (and, to the extent reasonably necessary in the case of an actual or perceived conflict of interest, one additional counsel) and, in addition to the foregoing indemnity, the Loan Parties agree to pay promptly the reasonable fees and expenses of such counsel), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a dispute among Indemnitees (other than disputes involving the Administrative Agent, any Arranger or other agent in its capacity or in fulfilling its role as such and disputes arising from an act or omission of any Loan Party).

(c)                Reimbursement by Lenders. To the extent that the Loan Parties for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d)               Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Indemnitee or Loan Party shall assert, and hereby waives, any claim against any Indemnitee or Loan Party or any Subsidiary thereof, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f)                Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05      Payments Set Aside.

To the extent that any payment by or on behalf of a Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06      Successors and Assigns.

(a)                Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Parent Guarantor nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or thereunder (except, for the avoidance of doubt, as permitted pursuant to Section 7.04) without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)               Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it; provided that any such assignment shall be subject to the following conditions:

(i)                 Minimum Amounts.

(A)             in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)              in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans and participation in Letters of Credit of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)               Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans;

(iii)             Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)             the consent of the Borrower (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)              the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)              the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding);

(D)             the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Swing Line Loans (whether or not then outstanding).

(iv)             Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)               No Assignment to Certain Persons. No such assignment shall be made (A) to a Loan Party or any of the Loan Party’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi)             Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by each of the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)               Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e)                Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)                Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)               Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time KeyBank assigns all of its Commitment and Loans pursuant to subsection (b) above, KeyBank may, (i) upon thirty (30) days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of KeyBank as L/C Issuer or Swing Line Lender, as the case may be. If KeyBank resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If KeyBank resigns as Swing Line Lender, it shall retain all the rights and obligations of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.03A. Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to KeyBank to effectively assume the obligations of KeyBank with respect to such Letters of Credit. Upon the appointment of a successor Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (b) the successor Swing Line Lender shall make arrangements satisfactory to KeyBank to effectively assume the obligations of KeyBank with respect to the Swing Line Loans made by such Swing Line Lender.

(h)               Cooperation; Disclosure. The Loan Parties agree to promptly cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment. The Loan Parties agree that in addition to disclosures made in accordance with standard banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder. In addition, the Lenders may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors to such contractual counterparty agree to be bound by the provisions of this Section 10.06). In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to the Loan Parties, or is disclosed with the prior approval of the Borrower. Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents.

10.07      Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08      Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining prior consent from the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09      Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10      Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging (e.g., “PDF” or “TIF” via electronic mail) means shall be effective as delivery of an originally executed counterpart of this Agreement and shall be binding on the Loan Parties, the Administrative Agent and Lenders. The Administrative Agent may also require that any such signature delivered by telecopy, or “PDF” or “TIF” format by electronic mail, be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver any such manually-signed original shall not affect the effectiveness of any telecopy or “PDF” or “TIF” format signature.

10.11      Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12      Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13      Replacement of Lenders.

If (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 10.01 but requires unanimous consent of all Lenders, the Super Majority Lenders or all Lenders directly affected thereby (as applicable) or (iv) any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided

(a)                the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)               such Lender shall have received payment of an amount equal to one hundred percent (100%) of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)               such assignment does not conflict with applicable Laws; and

(e)                in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination.

provided, further, that the failure by such Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Lender and the mandatory assignment of such Lender’s Commitments and outstanding Loans and participations in L/C Obligations pursuant to this Section 10.13 shall nevertheless be effective without the execution by such Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14      Governing Law; Jurisdiction; Etc..

(a)                GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)               SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)               SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15      Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16      No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers, are arm’s length commercial transactions between such Loan Party and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) such Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Loan Party or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arrangers has any obligation to such Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Loan Party and its Affiliates, and neither the Administrative Agent nor the Arrangers has any obligation to disclose any of such interests to the Loan Party or its Affiliates. To the fullest extent permitted by law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17      Electronic Execution of Assignments and Certain Other Documents.

The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18      USA PATRIOT Act.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19      Dealings with the Borrowers. The Administrative Agent, the Lenders and their affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower, the Guarantors or any Subsidiary or other Affiliate thereof regardless of the capacity of the Administrative Agent or any such Lender hereunder (and, in the case of the Administrative Agent, without any duty to account therefor to the Lenders). Borrower acknowledges, on behalf of itself and its Affiliates, that the Administrative Agent and each of the Lenders and their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) in which any one or more of the Borrower, the Guarantors and/or its or their Affiliates may have conflicting interests regarding the transactions described herein and otherwise. Borrower, on behalf of itself and its Affiliates, further acknowledges that one or more of the Administrative Agent and Lenders and their respective affiliates may be a full service securities firm and may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of one or more of the Borrower, the Guarantors and/or its or their Affiliates.

10.20      Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)               the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                 a reduction in full or in part or cancellation of any such liability;

(ii)               a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)             the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE XI
GUARANTY

11.01      The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender, the L/C Issuer, each Affiliate of a Lender that enters into a Swap Contract or a Treasury Management Agreement with any Loan Party or any Subsidiary, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Swap Contracts or Treasury Management Agreements, the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

11.02      Obligations Unconditional.

The obligations of the Guarantors under Section 11.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 11.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article XI until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)                at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)               any of the acts mentioned in any of the provisions of any of the Loan Documents or other documents relating to the Obligations shall be done or omitted;

(c)                the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)               any Lien granted to, or in favor of, the Administrative Agent, the L/C Issuer or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(e)                any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations, or against any other Person under any other guarantee of, or security for, any of the Obligations.

11.03      Reinstatement.

The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each other holder of the Obligations on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

11.04      Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 11.02 and through the exercise of rights of contribution pursuant to Section 11.06.

11.05      Remedies.

The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and the Administrative Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances specified in said Section 8.02) for purposes of Section 11.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

11.06      Rights of Contribution; Keepwell.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.

Each Qualified ECP Contributing Party hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Article XI or the other Loan Documents in respect of the Hedge Obligations (provided, however, that each Qualified ECP Contributing Party shall only be liable under this Section 11.06 for the maximum amount of such liability that can be incurred without rendering its obligations under this Section 11.06, or otherwise under this Agreement and the other Loan Documents voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Contributing Party under this Section 11.06 shall remain in full force and effect until a discharge of the obligations of Guarantors under this Article XI if such Qualified ECP Contributing Party is a Guarantor, or of Borrower under the Credit Agreement and the other Loan Documents and the documents evidencing the Hedge Obligations if such Qualified ECP Contributing Party is the Borrower. Each Qualified ECP Contributing Party intends that this Section 11.06 constitute, and this Section 11.06 shall be deemed to constitute, a keepwell, support, or other agreement for the benefit of each other Contributing Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. For purposes of this Section 11.06, the term “Qualified ECP Contributing Party” means, in respect of any Hedge Obligations, each Contributing Party that has total assets exceeding $10,000,000 at the time such party becomes a party to this Agreement with respect to such Hedge Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

11.07      Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article XI is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

RETAIL OPPORTUNITY INVESTMENTS PARTNERSHIP, LP, a Delaware limited partnership

By: Retail Opportunity Investments GP, LLC, a Delaware limited liability company, its general partner

By: Retail Opportunity Investments Corp., a Maryland corporation, its managing member

By: /s/ Michael B. Haines

Name: Michael B. Haines

Title:Chief Financial Officer

PARENT GUARANTOR:

RETAIL OPPORTUNITY INVESTMENTS CORP., a Maryland corporation

By: /s/ Michael B. Haines

Name: Michael B. Haines

Title: Chief Financial Officer

[Signature Page to Second Amended and Restated Credit Agreement – KeyBank/ROI 2017]

ADMINISTRATIVE AGENT:

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

By: /s/ James Komperda

Name: James Komperda

Title: Vice President

[Signature Page to Second Amended and Restated Credit Agreement – KeyBank/ROI 2017]

LENDERS:

KEYBANK NATIONAL ASSOCIATION, as a Lender, L/C Issuer

By: /s/ James Komperda

Name: James Komperda

Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By: /s/ Joseph Shemanski

Name: Joseph Shemanski

Title: Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Nicolas Zitelli

Name: Nicolas Zitelli

Title: Senior Vice President

BMO HARRIS BANK, NA, as a Lender

By: /s/ Gwendolyn Gatz

Name: Gwendolyn Gatz

Title: Vice President

REGIONS BANK, as a Lender

By: /s/ Kyle D. Upton

Name: Kyle D. Upton

Title: Vice President

[Signatures Continued on Next Page]

[Signature Page to Second Amended and Restated Credit Agreement – KeyBank/ROI 2017]

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By: /s/ Frederick H. Denecke

Name: Frederick H. Denecke

Title: Senior Vice President

BANK OF AMERICA, N.A., as a Lender

By: /s/ Dennis Kwan

Name: Dennis Kwan

Title: Vice President

JPMORGAN CHASE BANK. N.A., as a Lender

By: /s/ Daniel Margolis

Name: Daniel Margolis

Title: Authorized Officer

ROYAL BANK OF CANADA, as a Lender

By: /s/ Brian Gross

Name: Brian Gross

Title: Authorized Signatory

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Dale Northup

Name: Dale Northup

Title: Senior Vice President

CITIBANK, N.A., as a Lender

By: /s/ John C. Rowland

Name: John C. Rowland

Title: Vice President

[Signature Page to Second Amended and Restated Credit Agreement – KeyBank/ROI 2017]

Schedule 1.01

Retail Opportunity Investments Corp.
Existing Letters of Credit

Property	Letter of Credit Amount	Beneficiary	LC Number
Hillsboro Market Center	$ 150,000.00	The Port of Portland Attn: Financial Services Contract Administration 7000 N.E. Airport Way Portland, Oregon 97218	S322128

Schedule 2.01

COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage of Commitment
KeyBank National Association	$60,000,000.00	10.00000000000%
U.S. Bank National Association	$56,750,000.00	9.45833333333%
PNC Bank, National Association	$56,750,000.00	9.45833333333%
BMO Harris Bank, N.A.	$55,750,000.00	9.29166666667%
Regions Bank	$55,750,000.00	9.29166666667%
Capital One, National Association	$52,500,000.00	8.75000000000%
Bank of America, N.A.	$52,500,000.00	8.75000000000%
JPMorgan Chase Bank, N.A.	$52,500,000.00	8.75000000000%
Royal Bank of Canada	$52,500,000.00	8.75000000000%
Wells Fargo Bank, National Association	$52,500,000.00	8.75000000000%
Citibank, N.A.	$52,500,000.00	8.75000000000%
TOTAL	$600,000,000.00	100.000000000%

Schedule 5.06

Retail Opportunity Investments Corp.
Litigation

No Material Litigation

Schedule 5.08

Revised 8/23/17

	Property	Property Address	City	State	Zip Code
1	Aurora Square	15501 Westminster Way N	Shoreline	WA	98133
2	Aurora Square II	15725 & 15801-15925 Westminster Way N	Shoreline	WA	98133
3	Bay Plaza	1420-1430 E Plaza Blvd	National City	CA	91950
4	Bellevue Marketplace	14625 NE 20th Street	Bellevue	WA	98007
5	Bernardo Heights Plaza	15727-15731 Bernardo Heights Pkwy	San Diego	CA	92128
6	Bouquet Shopping Center	26502-26586 Bouquet Canyon Rd	Santa Clarita	CA	91350
7	Bridle Trails Shopping Center	6501-6625 132nd Ave NE	Kirkland	WA	98033
8	Canyon Crossing	5602-5622 - 176th Street E	Puyallup	WA	98375
9	Canyon Park Shopping Center	22627 State Route 527	Bothell	WA	98021
10	Cascade Summit Town Square	21000-22400 Salamo Rd	West Linn	OR	97068
11	Casitas Plaza	1018 Casitas Pass Rd	Carpinteria	CA	93013
12	Claremont Promenade	865 South Indian Hill Blvd	Claremont	CA	91711
13	Country Club Gate	150 Country Club Gate Center	Pacific Grove	CA	93950
14	Country Club Village	9100 - 9150 Alcosta Blvd	San Ramon	CA	94583
15	Creekside Plaza	13409-13577 Poway Rd	Poway	CA	92064
16	Crossroads Shopping Center	15600 NE 8th Street	Bellevue	WA	98008
17	Cypress Center West	4005-4197 Ball Road	Cypress	CA	90630
18	Desert Springs Marketplace	74-880 Country Club Dr	Palm Desert	CA	92260
19	Diamond Bar Town Center	1100-1188 S Diamond Bar Blvd	Diamond Bar	CA	91765
20	Diamond Hills Plaza	2825 S Diamond Bar Blvd	Diamond Bar	CA	91765
21	Division Center	11900 SE Division Street	Portland	OR	97236
22	Divison Crossing	16353 SE Division St	Portland	OR	97236
23	Euclid Plaza	901 Euclid Ave	National City	CA	91950
24	Fallbrook Shopping Center	6633 Fallbrook Ave	West Hills	CA	91307
25	Five Points Plaza	18501-18693 Main St	Huntington Beach	CA	92648
26	Four Corner Square	23800 SE Kent Kangley Rd	Maple Valley	WA	98038
27	Gateway Centre	21001 San Ramon Valley Blvd	San Ramon	CA	94583
28	Gateway Shopping Center	3947 - 116th Street NE	Marysville	WA	98271
29	Gateway Village	3560-3660 Grand Ave	Chino Hills	CA	91709
	Gateway Village I	3660 Grand Ave	Chino Hills	CA	91709
	Gateway Village II	3626 Grand Ave	Chino Hills	CA	91709
	Gateway Village III	3560 Grand Ave	Chino Hills	CA	91709
30	Glendora Shopping Center	103-157 W Alosta Ave	Glendora	CA	91740
31	Granada Shopping Center	1803-1951 Holmes St	Livermore	CA	94550
32	Green Valley Station	3000 Green Valley Rd	Cameron Park	CA	95682
33	Halsey Crossing	1541 NE 181st Ave	Gresham	OR	97230
34	Happy Valley Town Center	15639-15899 SE Sunnyside Rd	Happy Valley	OR	97086
35	Harbor Place	13220 Harbor Blvd	Garden Grove	CA	92843
36	Hawks Prairie Shopping Center	1243-1555 Marvin Road NE	Lacey	WA	98516
37	Hawthorne Crossings	4240-4380 Kearny Mesa Rd	San Diego	CA	92111
38	Heritage Market Center	6700 NE 162nd Ave	Vancouver	WA	98682
39	Highland Hill Shopping Center	5915-6201 6th Avenue	Tacoma	WA	98406
40	Hillsboro Market Center	849-899 NE 25th Ave	Hillsboro	OR	97124
41	Iron Horse Plaza	345 Railroad Ave	Danville	CA	94526
42	Jackson Square	215-261 West Jackson Street	Hayward	CA	94544
43	Johnson Creek	9159-9495 SE 82nd Ave	Happy Valley	OR	97086
44	Kress Building, The	1423 - 3rd Avenue	Seattle	WA	98101
45	Lake Stevens, The Market at	8915-9009 Market Place NE	Lake Stevens	WA	98205
46	Magnolia Shopping Center	5170 Hollister Ave	Santa Barbara	CA	93111
47	Marketplace Del Rio	3742 Mission Ave	Oceanside	CA	92058
48	Marlin Cove	1070 Foster City Blvd	Foster City	CA	94404
49	Meridian Valley Plaza	13201-13304 SE 240th Street	Kent	WA	98042
50	Mills Shopping Center	10347 Folsom Blvd	Rancho Cordova	CA	95670
51	Mission Foothill Marketplace	28715-28841 Los Alisos Blvd	Mission Viejo	CA	92692
52	Monterey Center	520-560 Munras Ave	Monterey	CA	93940
53	Moorpark Town Center	101 W Los Angeles Ave	Moorpark	CA	93021
54	Morada Ranch	4255 E Morada Lane	Stockton	CA	95212
55	North Park Plaza	1702-1712 Oakland Road	San Jose	CA	95131
56	North Ranch Shopping Center	3815-3967 Thousand Oaks Blvd	Westlake Village	CA	91362
57	Norwood Shopping Center	4201 Norwood Ave	Sacramento	CA	95838
58	Novato, The Village at	7514 Redwood Blvd	Novato	CA	94945
59	Ontario Plaza	920-1070 N Mountain Ave	Ontario	CA	91762
60	Paramount Plaza	15713-15741 Downey Ave / 8433, 8455 Alondra Ave	Paramount	CA	90723
61	Park Oaks Shopping Center	1640 Moorpark Road	Thousand Oaks	CA	91360
62	PCC Natural Markets Plaza	9803 Edmonds Way	Edmonds	WA	98020
63	Peninsula Marketplace	19021-19125 Goldenwest St	Huntington Beach	CA	92648
64	Pinole Vista Plaza	1500 Fitzgerald Dr	Pinole	CA	94564
65	Plaza de La Canada	635-663 Foothill Blvd	La Canada Flintridge	CA	91011
66	Pleasant Hill Marketplace	3250 Buskirk Ave	Pleasant Hill	CA	94523

Property	Property Address	City	State	Zip Code
67	Redondo Beach Plaza	4001 Inglewood Ave	Redondo Beach	CA	90278
68	Renaissance Towne Centre	8895-8935 Towne Centre Dr	San Diego	CA	92122
69	Robinwood Shopping Center	19121-19181 Willamette Drive	West Linn	OR	97068
70	Rose City Center	6819, 7033, 7037 NE Sandy Blvd	Portland	OR	97213
71	Round Hill Square Shopping Center	212 Elks Point Road	Zephyr Cove	NV	89448
72	Santa Ana Downtown Plaza	301-431 E First Street	Santa Ana	CA	92701
73	Santa Rosa Southside Shopping Center	2661-2735 Santa Rosa Avenue	Santa Rosa	CA	95407
74	Santa Teresa Village	7160 Santa Teresa Blvd	San Jose	CA	95139
75	Seabridge Marketplace	1111-1267 S Victoria Ave	Oxnard	CA	93035
76	Sunnyside Village Square	14800 SE Sunnyside Rd	Clackamas	OR	97015
77	Sycamore Creek	11762-11950 De Palma Rd	Corona	CA	92883
78	The Terraces	28901 So. Western Avenue	Rancho Palos Verdes	CA	90275
79	Tigard Marketplace	13500-13600 SW Pacific Hwy	Tigard	OR	97223
80	Tigard Promenade	15410-15600 SW Pacific Hwy	Tigard	OR	97224
81	Torrey Hills	11250 El Camino Real	San Diego	CA	92130
82	Trader Joe's at the Knolls	4250 Long Beach Blvd	Long Beach	CA	90807
83	Vancouver Market Center	5000 East Fourth Plain Blvd	Vancouver	WA	98661
84	Warner Plaza	21821 Ventura Blvd	Woodland Hills	CA	91364
85	Wilsonville Old Town Square	30340 SW Boones Ferry Rd	Wilsonville	OR	97070
86	Wilsonville Town Center	8229-8275 SW Wilsonville Road	Wilsonville	OR	97070
87	Winston Manor	113-141 Hickey Blvd	So San Francisco	CA	94080

Schedule 5.13

Retail Opportunity Investments Corp.

Schedule of Entities

August 17, 2017

Note: Assets designated in bold italics have not yet closed as of the date of this report

Entity	Jurisdiction of Org.	Additional Qualification	Assets	Owner
				GP (% Interest)	LP (% Interest)
Retail Opportunity Investments Corp.	MD	NY, OR, WA, CA		Shareholders
Retail Opportunity Investments GP, LLC	DE			Retail Opportunity Investments Corp.
ROIC TUO, LLC	DE	CA		Retail Opportunity Investments Corp.
Retail Opportunity Investments Partnership, LP	DE	CA, OR		Retail Opportunity Investments GP, LLC (1%)	Retail Opportunity Investments Corp. (89.3%)
ROIC Washington, LLC	DE	WA	Vancouver Market Center, Crossroads 2nd Mortgage, Canyon Park Shopping Center, Hawks Prairie, Gateway Shopping Center, Aurora Square, Meridian Valley Plaza, The Market at Lake Stevens, Heritage Market Center, The Kress Building, Canyon Crossing, Aurora II, Bellevue Marketplace, Bridle Trails, PCC Natural Markets.	Retail Opportunity Investments Partnership, LP
ROIC Oregon, LLC	DE	OR	Happy Valley Town Center, Wilsonville Old Town Square, Division Crossing, Halsey Crossing, Cascade Summit Town Square, Tigard Marketplace, Wilsonville Town Center, Sunnyside Village Square, Tigard Promenade, Johnson Creek Shopping Center, Division Center	Retail Opportunity Investments Partnership, LP
ROIC California, LLC	DE	CA	The Shops at Sycamore Creek, Marketplace Del Rio, Morada Ranch, Marlin Cove Shopping Center, The Village at Novato, Glendora Shopping Center, Bay Plaza, Norwood Center, Pleasant Hill Marketplace, Claremont Promenade, Desert Springs Marketplace, Mills Shopping Center, Green Valley Station, Seabridge Marketplace, Harbor Place Center, Hawthorne Crossing, Granada Shopping Center, Peninsula Marketplace, Country Club Village, Plaza de la Canada, Gateway Village I, Gateway Village II, Gateway Village III, North Park Plaza, Fallbrook Center, Moorpark Town Center, Mission Foothills Marketplace, Euclid Plaza, Country Club Gate, Ontario Plaza, Winston Manor, Jackson Square, Gateway Centre, Iron Horse Plaza, Renaissance Towne Centre, North Ranch Shopping Center, Trader Joes at the Knolls, Torrey Hills, The Terraces, Santa Rosa Southside Shopping Center, Bernardo Heights Plaza	Retail Opportunity Investments Partnership, LP
ROIC STV, LLC	DE	CA	Santa Teresa Village	Retail Opportunity Investments Partnership, LP
ROIC Santa Ana, LLC	DE	CA	Santa Ana Downtown Plaza	Retail Opportunity Investments Partnership, LP
ROIC Pinole Vista, LLC	DE	CA	Pinole Vista Plaza	Retail Opportunity Investments Partnership, LP
ROIC Hillsboro, LLC	DE	OR	Hillsboro Market Center	Retail Opportunity Investments Partnership, LP
ROIC Paramount Plaza, LLC	DE	CA	Paramount Plaza	Retail Opportunity Investments Partnership, LP
ROIC Phillips Ranch, LLC	DE	CA		Retail Opportunity Investments Partnership, LP (99.97%)	MCC Realty III, LLC (.03%)
ROIC Phillips Ranch, TRS	DE	CA	Manisa Note	ROIC Phillips Ranch, LLC
ROIC Cypress West, LLC	DE	CA	Cypress Center West	Retail Opportunity Investments Partnership, LP
ROIC Zephyr Cove, LLC	DE	NV	Round Hill Square	Retail Opportunity Investments Partnership, LP
ROIC Crossroads GP, LLC	DE		100% of GP Interest in Terranomics Crossroads Associates	Retail Opportunity Investments Partnership, LP
ROIC Crossroads LP, LLC	DE		100% of LP Interest in Terranomics Crossroads Associates	Retail Opportunity Investments Partnership, LP
Terranomics Crossroads Associates, LP	CA	WA	Crossroads Shopping Center	Terranomics Crossroads Associates GP Interest	Terranomics Crossroads Associates LP Interest
SARM Five Points Plaza, LLC	WA	CA	Five Points Plaza	Retail Opportunity Investments Partnership, LP
ROIC DBTC, LLC	DE	CA	Diamond Bar Town Center	Retail Opportunity Investments Partnership, LP
ROIC Redondo Beach Plaza, LLC	DE	CA	Redondo Beach Plaza	Retail Opportunity Investments Partnership, LP
ROIC Robinwood, LLC	DE	OR	Robinwood Shopping Center, Rose City Center	Retail Opportunity Investments Partnership, LP
ROIC Creekside Plaza, LLC	DE	CA	Creekside Plaza	Retail Opportunity Investments Partnership, LP
ROIC Park Oaks, LLC	DE	CA	Park Oaks Shopping Center	Retail Opportunity Investments Partnership, LP
ROIC Diamond Hills Plaza,LLC	DE	CA	Diamond Hills Plaza	Retail Opportunity Investments Partnership, LP

Entity	Jurisdiction of Org.	Additional Qualification	Assets	Owner
				GP (% Interest)	LP (% Interest)
ROIC Warner Plaza, LLC	DE	CA	Warner Plaza	Retail Opportunity Investments Partnership, LP
ROIC Four Corner Square, LLC	DE	WA	Four Corner Square Shopping Center, Highland Hill Shopping Center	Retail Opportunity Investments Partnership, LP
ROIC Casitas Plaza, LLC	DE	CA	Casitas Plaza Shopping Center	Retail Opportunity Investments Partnership, LP
ROIC Magnolia Center, LLC	DE	CA	Magnolia Shopping Center	Retail Opportunity Investments Partnership, LP
ROIC Bouquet Center, LLC	DE	CA	Bouquet Center	Retail Opportunity Investments Partnership, LP
ROIC Monterey, LLC	DE	CA	Monterey Center	Retail Opportunity Investments Partnership, LP
ROIC IGAP, LLC	DE	CA		Retail Opportunity Investments Partnership, LP
ROIC Riverstone Marketplace, LLC	DE	WA	Riverstone Marketplace	Retail Opportunity Investments Partnership, LP
ROIC Fullerton Crossroads, LLC	DE	CA	Fullerton Crossroads	Retail Opportunity Investments Partnership, LP

Schedule 7.01

Retail Opportunity Investments Corp.

Liens

	Amount as of 6/30/17	Party to Transaction
Mortgage Notes Payable
Santa Teresa Village	$ 10,262,000	ROIC STV, LLC
Diamond Hills Plaza	$ 35,500,000	ROIC Diamond Hills Plaza, LLC
Magnolia Shopping Center	$ 9,044,000	ROIC Magnolia Center, LLC
Casistas Plaza Shopping Center	$ 7,379,000	ROIC Casitas Plaza, LLC

Schedule 10.02

CERTAIN ADDRESSES FOR NOTICES

LOAN PARTIES:

8905 Towne Centre Drive, Suite #108
San Diego, CA 92122
Attention: Chief Financial Officer
Telephone: 858-255-4925
Telecopier: 858-408-3668
Electronic Mail: mhaines@roireit.net.

-with a copy to -

Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attention: Gary Brooks, Esq.
Telephone: 212.878.8242
Telecopier: 212.878.8375
Electronic Mail: gary.brooks@cliffordchance.com

KEYBANK NATIONAL ASSOCIATION AS ADMINISTRATIVE AGENT AND L/C ISSUER:

Notices (including Payments and Requests for Extensions of Credit):

KeyBank National Association
1200 Abernathy Road
Suite 1550
Atlanta, GA 30328
Attention: Wolsley E. Grannum
Telephone: 770.510.2136
Telecopier: 770.510.2197
Electronic Mail: Wolsley_E_Grannum@KeyBank.com

-with a copy to -

KeyBank National Association
1200 Abernathy Road
Suite 1550
Atlanta, GA 30328
Attention: James K. Komperda
Telephone: 770.510.2160
Telecopier: 770.510.2195
Electronic Mail: James_K_Komperda@KeyBank.com

Exhibit 1.01

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein have the meanings provided in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit and the Guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor: ________________________________________

2. Assignee: ________________________________________
[and is an Affiliate/Approved Fund of [identify Lender]]

3. Borrower: Retail Opportunity Investments Partnership, LP, a Delaware limited partnership

4. Administrative Agent: KeyBank National Association, as the administrative agent under the Credit Agreement

5. Credit Agreement: Second Amended and Restated Credit Agreement dated as of September 8, 2017 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among the Borrower, the Guarantors, the Lenders from time to time party thereto and KeyBank National Association, as Administrative Agent and L/C Issuer.

6.       Assigned Interest:

Aggregate Amount of Commitment/Loans for All Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Aggregate Amount of Commitment/Loans[1]
$	$	%
$	$	%
$	$	%

[7. Trade Date: ______________][2]

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:                                                                          [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:                                                                            [NAME OF ASSIGNEE]

______________________________

* Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[1] Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[2] To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

By:
Name:
Title:

[Consented to and][3] Accepted:

KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

[Consented to:][4]

RETAIL OPPORTUNITY INVESTMENTS PARTNERSHIP, LP,
a Delaware limited partnership

By:	Retail Opportunity Investments GP, LLC, a Delaware limited liability company, its general partner

By:	Retail Opportunity Investments Corp., a Maryland corporation, its managing member

By:
Name:
Title:

[Consented to:][5]

[KEYBANK NATIONAL ASSOCIATION, as L/C Issuer]

By:
Name:
Title:

____________________________

[3] To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[4] To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

[5] To be added only if the consent of the L/C Issuer is required by the terms of the Credit Agreement.

[Consented to:][6]

[KEYBANK NATIONAL ASSOCIATION, as Swing Line Lender]

By:
Name:
Title:

__________________________

[6] To be added only if the consent of the Swing Line Lender is required by the terms of the Credit Agreement.

Annex 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS

1.                  Representations and Warranties.

1.1              Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2              Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements to be an assignee under Section 10.06(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                  Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.                  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit 2.02

FORM OF REVOLVING LOAN NOTICE

Date: __________, 20__

To:          KeyBank National Association, as Administrative Agent

Re:	Second Amended and Restated Credit Agreement dated as of September 8, 2017 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among Retail Opportunity Investments Partnership, LP, a Delaware limited partnership (the “Borrower”), the Guarantors, the Lenders from time to time party thereto and KeyBank National Association, as Administrative Agent, L/C Issuer and Swing Line Lender. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby requests (select one):

[_]       A Borrowing of Revolving Loans

[_]       A conversion or continuation of Revolving Loans

1.                  On _______________, 20__ (which is a Business Day).

2.                  In the amount of $__________.

3.                  Comprised of ______________ (Type of Revolving Loan requested).

4.                  For Eurodollar Rate Loans: with an Interest Period of __________ months.

In connection with any Borrowing, the Borrower hereby represents and warrants that (a) after giving effect to any Borrowing, the Total Outstandings shall not exceed the Aggregate Commitments (b) the representations and warranties of the Borrower and each other Loan Party contained in Article V of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that the representations and warranties contained in Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsection (a) of Section 6.01 of the Credit Agreement, (c) no Default or Event of Default shall exist or would result from such Borrowing or from the application of the proceeds thereof and (d) to the best knowledge of the Borrower, after giving effect to such Borrowing, the Parent Guarantor and its Subsidiaries are in compliance with the financial covenants in Section 7.10 of the Credit Agreement as of the date hereof.

RETAIL OPPORTUNITY INVESTMENTS PARTNERSHIP, LP, a Delaware limited partnership

By:	Retail Opportunity Investments GP, LLC, a Delaware limited liability company, its general partner

By:	Retail Opportunity Investments Corp., a Maryland corporation, its managing member

By:
Name:
Title:

Exhibit 2.02

FORM OF SWING LINE LOAN NOTICE

Date: __________, 20__

To:          KeyBank National Association, as Swing Line Lender

KeyBank National Association, as Administrative Agent

Re:	Second Amended and Restated Credit Agreement dated as of September 8, 2017 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among Retail Opportunity Investments Partnership, LP, a Delaware limited partnership (the “Borrower”), the Guarantors, the Lenders from time to time party thereto and KeyBank National Association, as Administrative Agent, L/C Issuer and Swing Line Lender. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby requests a Swing Line Loan:

1.                  On _______________, 20__ (which is a Business Day).

2.                  In the amount of $__________.

After giving effect to the Swing Line Borrowing requested herein, the Borrower hereby represents and warrants that the Total Outstandings shall not exceed the Aggregate Commitments and that the proceeds of the Swing Line Loan made pursuant to this request shall not be used to refinance any outstanding Swing Line Loan.

RETAIL OPPORTUNITY INVESTMENTS PARTNERSHIP, LP, a Delaware limited partnership

By:	Retail Opportunity Investments GP, LLC, a Delaware limited liability company, its general partner

By:	Retail Opportunity Investments Corp., a Maryland corporation, its managing member

By:
Name:
Title:

Exhibit 2.10

FORM OF REVOLVING NOTE

Dated: _________ ___, ____

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to _____________________ or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrower under that certain Second Amended and Restated Credit Agreement dated as of September 8, 2017 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among the Borrower, the Guarantors, the Lenders from time to time party thereto and KeyBank National Association, as Administrative Agent, L/C Issuer and Swing Line Lender. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. Except as otherwise provided in Section 2.03A(f) with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Revolving Note is one of the Revolving Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Revolving Note.

[This Revolving Note is executed in amendment and restatement of the “Revolving Note” issued to the order of Lender under the Existing Credit Agreement dated August 29, 2012.][7]

______________________

[7] Only to be included in Revolving Note for a Lender issued a Note under the Existing Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

RETAIL OPPORTUNITY INVESTMENTS PARTNERSHIP, LP, a Delaware limited partnership

By:	Retail Opportunity Investments GP, LLC, a Delaware limited liability company, its general partner

By:	Retail Opportunity Investments Corp., a Maryland corporation, its managing member

By:
Name:
Title:

Exhibit 2.10A

FORM OF SWING LINE NOTE

Dated: _________ ___, ____

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to KEYBANK NATIONAL ASSOCIATION or its registered assigns (the “Swing Line Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Swing Line Loan from time to time made by the Swing Line Lender to the Borrower under that certain Second Amended and Restated Credit Agreement dated as of September 8, 2017 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among the Borrower, the Guarantors, the Lenders from time to time party thereto and KeyBank National Association, as Administrative Agent, L/C Issuer and Swing Line Lender. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Swing Line Loan from the date of such Swing Line Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Swing Line Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Swing Line Note is one of the Swing Line Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Swing Line Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Swing Line Loans made by the Swing Line Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Swing Line Lender may also attach schedules to this Swing Line Note and endorse thereon the date, amount and maturity of its Swing Line Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Swing Line Note.

This Swing Line Note is executed in amendment and restatement of the “Swing Line Note” issued to the order of Swing Line Lender under the Existing Credit Agreement dated August 29, 2012.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

RETAIL OPPORTUNITY INVESTMENTS PARTNERSHIP, LP, a Delaware limited partnership

By:	Retail Opportunity Investments GP, LLC, a Delaware limited liability company, its general partner

By:	Retail Opportunity Investments Corp., a Maryland corporation, its managing member

By:
Name:
Title:

Exhibit 6.02

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: __________, 20__

To:	KeyBank National Association, as Administrative Agent

Re:	Second Amended and Restated Credit Agreement dated as of September 8, 2017 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among Retail Opportunity Investments Partnership, LP, a Delaware limited partnership (the “Borrower”), the Guarantors, the Lenders from time to time party thereto and KeyBank National Association, as Administrative Agent, L/C Issuer and Swing Line Lender. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned Responsible Officer hereby certifies as of the date hereof that [he/she] is the _______________ of the Borrower, and that, in [his/her] capacity as such, [he/she] is authorized to execute and deliver this Certificate to the Administrative Agent on behalf of the Borrower, and that:

[Use following paragraph 1 for the fiscal year end financial statements:]

[1. Year end audited consolidated financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Parent Guarantor and its Subsidiaries ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section have either been made available through a public filing or furnished directly to the Administrative Agent.]

[Use following paragraph 1 for fiscal quarter end financial statements:]

[1. The unaudited consolidated financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the Parent Guarantor and its Subsidiaries ended as of the above date have either been made available through a public filing or furnished directly to the Administrative Agent. Such financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year end audit adjustments and the absence of footnotes.]

2.       The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

3.       A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it and no Default exists.]

[or:]

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.       Set forth on Schedule 1 are calculations of the financial covenants set forth in Section 7.10 of the Credit Agreement, with reasonably detailed back-up supporting such calculations including, but not limited to, a listing of each UAP Property and the corresponding Adjusted Net Operating Income and Unencumbered Asset Pool Value, and such calculations are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of __________, 20__.

RETAIL OPPORTUNITY INVESTMENTS PARTNERSHIP, LP, a Delaware limited partnership

By:	Retail Opportunity Investments GP, LLC, a Delaware limited liability company, its general partner

By:	Retail Opportunity Investments Corp., a Maryland corporation, its managing member

By:
Name:
Title:

Schedule 1 to Compliance Certificate

1. Consolidated Fixed Charge Coverage Ratio
(a) Consolidated EBITDA for most recent fiscal quarter	$_______________
(b) clause (a) multiplied by 4	$_______________
(c) Consolidated Fixed Charges for most recent fiscal quarter	$_______________
(d) clause (c) multiplied by 4	$_______________
(e) Consolidated Fixed Charge Coverage Ratio [clause (b) divided by clause (d)]	__________ to 1.0
[clause (e) must be 1.50 to 1.0 or greater]
2. Consolidated Leverage Ratio
(a) Consolidated Funded Indebtedness as of financial statement date	$_______________
(b) Consolidated Total Asset Value as of financial statement date	$_______________
(c) Consolidated Leverage Ratio [clause (a) divided by clause (b)]	_______________%
[clause (c) must be less than or equal to 60%, subject to a two (2) quarter surge to less than or equal to 65% limitation as provided in Credit Agreement]
3. Consolidated Unencumbered Leverage Ratio
(a) Consolidated Unsecured Indebtedness as of financial statement date	$_______________
(b) Unencumbered Asset Pool Value as of financial statement date	$_______________
(c) Consolidated Unencumbered Leverage Ratio [clause (a) divided by clause (b)]	__________%

[clause (c) must be less than or equal to 60%, subject to a two (2) quarter surge to less than or equal to 65% limitation as provided in Credit Agreement]
4. Consolidated Secured Indebtedness Ratio
(a) Consolidated Secured Indebtedness as of financial statement date	$_______________
(b) Consolidated Total Asset Value as of financial statement date	$_______________
(c) Consolidated Secured Indebtedness Ratio [clause (a) divided by clause (b)]	__________%
[clause (c) must be less than or equal to 40%]
5. Permitted Investments
(a) Investments in mortgage loans	$_______________
(b) Consolidated Total Asset Value as of financial statement date	$_______________
(c) Clause (a) divided by clause (b)	__________%
[if clause (c) more than 5%, excess to be excluded from Consolidated Total Asset Value]
(d) Investments in construction in progress	$_______________
(e) Clause (d) divided by clause (b)	__________%
[if clause (e) more than 15%, excess to be excluded from Consolidated Total Asset Value]
(f) Investments in unimproved land	$_______________
(g) Clause (f) divided by clause (b)	__________%
[if clause (g) more than 5%, excess to be excluded from Consolidated Total Asset Value]
(h) Investments in partnerships and/or joint ventures	$_______________
(i) Clause (h) divided by clause (b)	__________%

[if clause (i) more than 20%, excess to be excluded from Consolidated Total Asset Value]
(j) The sum of clauses (a), (d), (f) and (h) divided by clause (b)	__________%
[if clause (j) more than 20%, excess to be excluded from Consolidated Total Asset Value]

Exhibit 6.12

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”) dated as of __________, 20__ is by and between __________, a __________ (the “New Subsidiary”), and KeyBank National Association, in its capacity as Administrative Agent under that certain Second Amended and Restated Credit Agreement dated as of September 8, 2017 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among Retail Opportunity Investments Partnership, LP, a Delaware limited partnership (the “Borrower”), the Guarantors, the Lenders from time to time party thereto and KeyBank National Association, as Administrative Agent, L/C Issuer and Swing Line Lender. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Loan Parties are required by Section 6.12 of the Credit Agreement to cause each Material Subsidiary to become a “Guarantor” thereunder. Accordingly, the New Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders and the other holders of the Obligations:

1.                  The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby jointly and severally, together with the other Guarantors, guarantees to the Lenders the L/C Issuer, each Affiliate of a Lender that enters into a Swap Contract or Treasury Management Agreement with any Loan Party or any Subsidiary and the Administrative Agent, as provided in Article XI of the Credit Agreement, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2.                  The New Subsidiary hereby represents and warrants to the Administrative Agent and the Lenders that:

(a)                The New Subsidiary’s exact legal name and state of formation are as set forth on the signature pages hereto.

(b)               The New Subsidiary’s taxpayer identification number and organization number are set forth on Schedule 1 hereto.

(c)                Other than as set forth on Schedule 2 hereto, the New Subsidiary has not changed its legal name, changed its state of formation, been party to a merger, consolidation or other change in structure in the five years preceding the date hereof.

(d)               Schedule 3 hereto lists all Real Property Assets that are owned or leased by the New Subsidiary as of the date hereof.

(e)                Schedule 4 hereto lists each Subsidiary of the New Subsidiary, together with (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding and (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the New Subsidiary of such Equity Interests.

3.                  The address of the New Subsidiary for purposes of all notices and other communications is the address designated for all Loan Parties on Schedule 10.02 to the Credit Agreement or such other address as the New Subsidiary may from time to time notify the Administrative Agent in writing.

4.                  This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

5.                  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the New Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officer, for the benefit of the Administrative Agent, the Lenders and the other holders of the Obligations, and has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

Schedule 1

Taxpayer Identification Number; Organizational Number

Schedule 2

Changes in Legal Name or State of Formation;
Mergers, Consolidations and other Changes in Structure

Schedule 3

Real Property Assets

Schedule 4

Equity Interests